FORM 1-A DISCLOSURE FORMAT

PART II

OFFERING CIRCULAR

Groundfloor Finance Inc.

One Hundred and Seven Series of Limited Recourse Obligations

Totaling $19,996,960

Dated: May 28, 2023

This Post-Qualification Offering Circular Amendment No. 2 (this “PQA”), made on the Form 1-A disclosure format, amends the offering circular of Groundfloor Finance Inc., dated October 4, 2022, as qualified on November 22, 2022, and as may be amended and supplemented from time to time (the “Offering Circular”), to add additional securities to be offered pursuant to the Offering Circular. This PQA relates to the offer and sale of up to an additional $19,996,960 in aggregate amount of Limited Recourse Obligations (the “LROs”) to be issued by Groundfloor Finance Inc. (the “Company,” “we,” “us,” or “our”). Unless otherwise defined below, capitalized terms used herein shall have the same meanings as set forth in the Offering Circular. See “Incorporation by Reference of Offering Circular” below.

We make LROs available for investment on our web-based investment platform www.groundfloor.com (the “Groundfloor Platform”). Our principal offices and mailing address are located at 600 Peachtree Street, Suite 810, Atlanta, GA 30308. The phone number for these offices is (404) 850-9225.

We will issue the LROs in distinct series, each corresponding to a real estate development project (each, a “Project”) financed by a commercial loan from us (each, a “Loan”). The borrower for each Project is a legal entity (the “Borrower”) that owns the underlying property and has been organized by one or more individuals (each, a “Principal”) that own and operate the Borrower. This PQA relates to the offer and sale of each separate series of LROs corresponding to the Projects for which we extend Loans, as described below (the “Offering”).

The LROs will be unsecured special, limited obligations of the Company. The LROs are not listed on any national securities exchange or on the over-the-counter inter-dealer quotation system. There is no market for the LROs. Our obligation to make payments on a LRO is limited to an amount equal to each holder’s pro rata share of amount of payments, if any, actually received on the corresponding Loan, net of certain fees and expenses retained by us. See the sections titled “General Terms of the LROs,” “The LROs Covered by this Offering Circular,” and “Project Summaries” of the Offering Circular, as amended hereby, for the specific terms of the LROs covered by this PQA.

We do not guarantee payment of the LROs in the amount or on the time frame expected. The LROs are not obligations of the Borrowers or their Principals, and we do not guarantee payment on the corresponding Loans. We have the authority to modify the terms of the corresponding Loans which could, in certain circumstances, reduce (or eliminate) the expected return on your investment. See the “General Terms of the LROs—Administration, Service, Collection, and Enforcement of Loan Documents” section on page 106 of the Offering Circular.

The LROs are speculative securities. Investment in the LROs involves significant risk, and you may be required to hold your investment for an indefinite period of time. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 12 of the Offering Circular.

Generally, no sale may be made to you in this offering to the extent that the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

We will commence the offering of each series of LROs promptly after the date this PQA is qualified by posting on the Groundfloor Platform a separate landing page corresponding to each particular Loan and Project (each, a “Project Summary”). The offering of each series of LROs covered by this PQA will remain open until the earlier of (1) 30 days, unless extended, or (2) the date the offering of a particular series of LROs is fully subscribed with irrevocable funding commitments (the “Offering Period”); however, we may extend the Offering Period for a particular series of LROs in our sole discretion (with notice to potential investors) up to a maximum of 45 days. We will notify investors who have previously committed funds to purchase such series of LROs of any such extension by email and will post a notice of the extension on the corresponding Project Summary on the Groundfloor Platform.

This Offering is being conducted on a “best-efforts” basis, which means that our officers will use their commercially reasonable best efforts in an attempt to sell the LROs. Such officers will not receive any commission or any other remuneration for these sales. In offering the LROs on our behalf, the officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

	Offering price to the public	Underwriting discounts and commissions	Proceeds to issuer(1)(2)	Proceeds to other persons
Per Unit	$10.00	N/A	$10.00	N/A
Total Minimum	$0.00	N/A	$0.00	N/A
Total Maximum	$19,996,960	N/A	$19,996,960	N/A

(1) We estimate all expenses for this Offering to be approximately $1,000, which will not be financed with the proceeds of the Offering.

(2) Assumes no promotions or discounts applied to any offerings covered by this PQA.

Incorporation by Reference of Offering Circular

The Offering Circular, including this PQA, is part of an offering statement (File No. 024-10753) that we filed with the Securities and Exchange Commission. We hereby incorporate by reference into this PQA all of the information contained in the following:

1.	Part II of the Offering Circular, including the form of LRO Agreement beginning on page LRO-1 thereof to the extent not otherwise modified or replaced by offering circular supplement and/or post-qualification amendment.

2.	Form 1-K, for Groundfloor Finance Inc., covering the periods ending December 31, 2022 and December 31, 2021.

Note that any statement that we make in this PQA (or have made in the Offering Circular) will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement or post-qualification amendment.

The LROs Covered by the Offering Circular and Use of Proceeds

The following disclosure is added on pages 109 and 110 of the Offering Circular under the table included under “The LROs Covered by this Offering Circular” and “Use of Proceeds,” respectively:

The table below lists the additional Projects covered by this PQA. Each series of LROs is denominated by the corresponding Project’s name.

Series of LROs/Project	Aggregate Purchase Amount/Loan Principal
443 CRESTWOOD STREET, JACKSONVILLE, FL 32208	$74,890
5377 ROYCE AVENUE, JACKSONVILLE, FL 32205	$85,140
221 RIDGEWOOD AVENUE, FAIRFIELD, AL 35064	$94,210
1130 TURPIN STREET, AUGUSTA, GA 30901	$105,760
5437 MAYS DRIVE, JACKSONVILLE, FL 32209	$106,290
1112 BAFFIN BAY RD, COLUMBIA, SC 29212	$107,650
2352 8TH ST S, SAINT PETERSBURG, FL 33705	$109,560
4823 WALLER STREET , JACKSONVILLE, FL 32254	$113,440
1513 SWETLAND STREET, SCRANTON, PA 18504	$115,570
1252 11TH ST NW, HICKORY, NC 28601	$116,750
1519 10TH ST, , TX 78404	$121,700

7675 LAS PALMAS WAY, JACKSONVILLE, FL 32256	$134,090
608 S 25TH ST #1, FORT PIERCE, FL 34947	$137,400
6823 MANGROVE DR, FAYETTEVILLE, NC 28314	$139,490
296 BERKSHIRE ROAD, NEWTOWN, CT 06482	$141,170
2424 SOUTHEAST 13TH STREET, GAINESVILLE, FL 32641	$141,750
701 E PEARL ST, WACO, TX 76705	$141,780
1035 MAYNARD STREET, JACKSONVILLE, FL 32208	$143,640
419 KING STREET , JACKSONVILLE, FL 32204	$145,500
7950 PASCHAL STREET, JACKSONVILLE, FL 32220	$146,320
1695 BUCKINGHAM DR, DES PLAINES, IL 60018	$150,380
4629 WILLIAMSTON AVENUE, BROOKLYN, OH 44144	$150,420
3178 GRACELAND AVE, , IN 46208	$150,510
1867 OAKMONT DR NW #1, ATLANTA, GA 30314	$151,960
1778 VICKI LN SE #2, , GA 30316	$152,900
1778 VICKI LN SE #1, , GA 30316	$152,900
4815 WALLER STREET, JACKSONVILLE, FL 32254	$153,170
4101 CONLEY CIR #1, , GA 30288	$155,080
1316 28TH ST, NEWPORT NEWS, VA 23607	$155,930
273 E SHARPNACK ST, PHILADELPHIA, PA 19119	$156,420
2512 NORTH 8TH AVENUE #1, PENSACOLA, FL 32503	$157,230
2512 NORTH 8TH AVENUE #2, PENSACOLA, FL 32503	$157,230
1613 THOMPSONS STATION RD W #1, THOMPSONS STATION, TN 37179	$157,500
1613 THOMPSONS STATION RD W #2, THOMPSONS STATION, TN 37179	$157,500
10509 SCHUBERT AVENUE, MELROSE PARK, IL 60164	$158,200
4 E BLUE RIDGE DR #2, , SC 29609	$158,710
4 E BLUE RIDGE DR #1, , SC 29609	$158,710
552179 U.S. 1 , HILLIARD, FL 32046	$162,050
6312 THUMPER STREET , JACKSONVILLE, FL 32210	$162,820
1405 BRIDGES AVE SW #2, ATLANTA, GA 30310	$164,490
1405 BRIDGES AVE SW #1, ATLANTA, GA 30310	$164,500
5607 FIAT LANE, JACKSONVILLE, FL 32244	$165,910
7632 BROCKHURST DRIVE, JACKSONVILLE, FL 32277	$166,500
1590 STACY DR #1, LITHONIA, GA 30058	$169,550
1590 STACY DR #2, LITHONIA, GA 30058	$169,550

7407 RUGBY ST, PHILADELPHIA, PA 19138	$172,100
1435 LEACH DR #1, , GA 30045	$174,890
1435 LEACH DR #2, , GA 30045	$174,890
1562 RED LION RD, BEAR, DE 19701	$175,460
8702 MATHONIA AVENUE, JACKSONVILLE, FL 32211	$176,390
14811 SOUTHWEST 63RD COURT, OCALA, FL 34476	$180,000
3302 SOUTHWEST 128TH STREET ROAD, OCALA, FL 34473	$180,000
3662 SOUTHWEST 133RD LOOP, OCALA, FL 34473	$180,000
792 MAGNA CARTA DR NW #1, ATLANTA, GA 30318	$180,300
3674 SATURN DR NW, ATLANTA, GA 30331	$185,540
3835 LAUREL FALLS DR, SNELLVILLE, GA 30039	$185,710
1637 N SUNSET #2, , AZ 85281	$188,100
1637 N SUNSET #1, , AZ 85281	$188,110
1140 SMITH STREET SOUTHWEST, ATLANTA, GA 30310	$188,850
2688 COLUMBIA DR #1, DECATUR, GA 30034	$192,360
2688 COLUMBIA DR #2, DECATUR, GA 30034	$192,360
8118 HUNTINGTON DRIVE, JONESBORO, GA 30238	$192,420
117 DAHLIA AVENUE NORTHWEST, ATLANTA, GA 30314	$193,350
2233 MAPLE LEAF DRIVE EAST, JACKSONVILLE, FL 32211	$195,120
941 E RAYMOND ST, , IN 46203	$196,310
1290 BEAR RUN BOULEVARD, ORANGE PARK, FL 32065	$197,590
3545 SOUTH MENTOR AVENUE, , MO 65804	$197,850
4619 PASCHALL AVE, PHILADELPHIA, PA 19143	$199,480
1140 VIEW DR #1, , TN 37801	$199,920
11615 LONGWOOD KEY DRIVE EAST, JACKSONVILLE, FL 32218	$200,340
366 THREE BRIDGES RD #2, HILLSBOROUGH, NJ 08844	$204,750
366 THREE BRIDGES RD #1, HILLSBOROUGH, NJ 08844	$204,760
301 OVERBROOK RD, , VA 23222	$205,900
2517 S 31ST AVE, MINNEAPOLIS, MN 55406	$208,530
1285 E 115TH ST, CLEVELAND, OH 44108	$209,170
19450 SW 125TH AVE #3, MIAMI, FL 33177	$213,670
19450 SW 125TH AVE #2, MIAMI, FL 33177	$213,670
19450 SW 125TH AVE #1, MIAMI, FL 33177	$213,680
4831 WALLER STREET, JACKSONVILLE, FL 32254	$215,970

1324 WAKEFIELD DR, TUSCALOOSA, AL 35405	$219,770
1972 DEVILLE DR NW #2, BREMERTON, WA 98312	$221,760
1972 DEVILLE DR NW #1, BREMERTON, WA 98312	$221,760
534 PINELLAS BAYWAY S #204 #3, ST PETERSBURG, FL 33715	$224,130
534 PINELLAS BAYWAY S #204 #2, ST PETERSBURG, FL 33715	$224,140
534 PINELLAS BAYWAY S #204 #1, ST PETERSBURG, FL 33715	$224,140
3651 SILVER LEAF LN SW, MARIETTA, GA 30008	$227,500
2007 RIVERSIDE DR, WEST RICHLAND, WA 99353	$228,650
4404 45TH AVE S, MINNEAPOLIS, MN 55406	$234,510
210 RHODESIA AVE, , GA 30315	$238,230
115 LEE AVE #3, COLLEGE STATION, TX 77840	$240,390
115 LEE AVE #1, COLLEGE STATION, TX 77840	$240,400
115 LEE AVE #2, COLLEGE STATION, TX 77840	$240,400
2253 FORT MCALLISTER ROAD #2, RICHMOND HILL, GA 31324	$243,370
2253 FORT MCALLISTER ROAD #1, RICHMOND HILL, GA 31324	$243,380
602 REX AVE, , VA 23222	$244,890
5026 SOUTHEAST 37TH AVENUE, OCALA, FL 34480	$249,750
229 EAST 3RD STREET, JACKSONVILLE, FL 32206	$252,540
5217 HIGHLAND TRL, ACWORTH, GA 30102	$257,160
22 PENN LAWRENCEVILLE RD, PENNINGTON, NJ 08534	$259,700
183 N LEAMINGTON AVE, CHICAGO, IL 60644	$268,550
3550 GALT OCEAN DR #1004, , FL 33308	$273,090
1233 S NEWPORT AVE, TULSA, OK 74120	$278,080
92 TIDE MILL LN, HAMPTON, VA 23666	$286,960
2582 SHEILA DR, APOPKA, FL 32712	$294,120
266 COLEWOOD WAY NORTHWEST #2, ATLANTA, GA 30328	$298,820
266 COLEWOOD WAY NORTHWEST #1, ATLANTA, GA 30328	$298,820
258 & 270 TRIGGER DR, MABLETON, GA 30126	$302,190
Total:	$19,996,960

Project Summaries

Each Project Summary attached below is included in the Offering Circular following page PS-1915.

PROJECT SUMMARIES FOR PQA NO. 2

PS-1915

PS-1916

PS-1917

PS-1918

PS-1919

PS-1920

PS-1921

PS-1922

PS-1923

PS-1924

PS-1925

PS-1926

PS-1927

PS-1928

PS-1929

PS-1930

PS-1931

PS-1932

PS-1933

PS-1934

PS-1935

PS-1936

PS-1937

PS-1938

PS-1939

PS-1940

PS-1941

PS-1942

PS-1943

PS-1944

PS-1945

PS-1946

PS-1947

PS-1948

PS-1949

PS-1950

PS-1951

PS-1952

PS-1953

PS-1954

PS-1955

PS-1956

PS-1957

PS-1958

PS-1959

PS-1960

PS-1961

PS-1962

PS-1963

PS-1964

PS-1965

PS-1966

PS-1967

PS-1968

PS-1969

PS-1970

PS-1971

PS-1972

PS-1973

PS-1974

PS-1975

PS-1976

PS-1977

PS-1978

PS-1979

PS-1980

PS-1981

PS-1982

PS-1983

PS-1984

PS-1985

PS-1986

PS-1987

PS-1988

PS-1989

PS-1990

PS-1991

PS-1992

PS-1993

PS-1994

PS-1995

PS-1996

PS-1997

PS-1998

PS-1999

PS-2000

PS-2001

PS-2002

PS-2003

PS-2004

PS-2005

PS-2006

PS-2007

PS-2008

PS-2009

PS-2010

PS-2011

PS-2012

PS-2013

PS-2014

PS-2015

PS-2016

PS-2017

PS-2018

PS-2019

PS-2020

PS-2021

MANAGEMENT DISCUSSION AND ANALYSIS

You should read the following discussion in conjunction with Groundfloor’s audited Consolidated Financial Statements and the related notes thereto.

Overview

Groundfloor Finance Inc. (“Groundfloor” or “Groundfloor Finance”) maintains and operates the Groundfloor Platform for use by us and Groundfloor subsidiaries to provide real estate development investment opportunities to the public. Groundfloor was originally organized as a North Carolina limited liability company under the name of Fomentum Labs LLC on January 28, 2013. Fomentum Labs LLC changed its name to Groundfloor LLC on April 26, 2013, and converted into a North Carolina corporation on July 26, 2013. In connection with this conversion, all equity interests in Groundfloor LLC were converted into shares of our common stock. In August 2014, Groundfloor converted into a Georgia corporation and changed its name to Groundfloor Finance Inc. The audited Consolidated Financial Statements include Groundfloor’s wholly-owned subsidiaries Groundfloor Properties GA LLC was created for the purpose of financing real estate in Georgia. Groundfloor Real Estate 1 LLC, Groundfloor Real Estate 2 LLC, Groundfloor Real Estate 3 LLC, and Groundfloor Yield LLC were created for the purpose of financing real estate in any state. Groundfloor Real Estate, LLC and Groundfloor Holdings GA, LLC are currently inactive and management does not have plans to use this entity in the near future.

Investment in Joint Ventures

In November 2021, the Company entered into a limited liability company agreement with two independent third-parties, to form a joint venture, Groundfloor Jacksonville, LLC (“Jacksonville JV” or “the JV”). The joint venture was formed to scale origination and investor activity in the fix-and-flip/buy-and-hold sector of the Jacksonville, Florida market by increasing the production of existing loan products offered by Groundfloor and its Affiliates and potentially developing new products.

The Jacksonville JV commenced operations on January 1, 2022. The results of the Jacksonville JV are consolidated within our financial statements, as the JV has been determined to be a Variable Interest Entity (“VIE”), for which Groundfloor is the primary beneficiary.

As of December 31, 2022, Groundfloor has invested $12,000 in the Jacksonville JV in the form of their initial capital contribution, as well as $43.6 million of loan financing under the terms of the Jacksonville JV Credit Facility Agreement.

For the twelve months ended December 31, 2022, the Jacksonville JV recorded net income of $2.6 million and the non-controlling interest in the Jacksonville JV was $1.6 million. See Note 3, Variable Interest Entities, to the accompanying Notes to the Consolidated Financial Statements for additional information.

Funding Loan Advances

To date, the Company has entered into the following financial arrangements designed to facilitate Loan advances.

Starting in November 2018 and continuing through December 31, 2022, Groundfloor entered into various GROUNDFLOOR Notes, secured promissory notes, with accredited investors. The GROUNDFLOOR Notes are used for the purpose of the Company to originate, buy, and service loans for the purpose of building, buying, or rehabilitating single family and multifamily structures, or buying land for commercial purposes. The principal outstanding as of December 31, 2022, was $65.5 million.

Starting in January 2021 and continuing through December 31, 2022, Groundfloor entered into various Stairs Notes, secured promissory notes, with Investors. Investors in Stairs Notes do not directly invest in Loans held by the Company; rather, the Stairs Notes are general obligations of the Company, and the proceeds thereof are used primarily to continually expand and replenish the portfolio of Loans owned by the Company. The use of the funds generated by the Stairs Notes offering can be adjusted at the discretion of the business as business needs change. The principal outstanding as of December 31, 2022, was $44.3 million.

Financial Position and Operating History

In connection with their audit for the year ended December 31, 2022, our auditors expressed substantial doubt about our ability to continue as a going concern due to our losses and cash outflows from operations. To strengthen our financial position, Groundfloor have continued to raise additional funds through convertible debt and equity offerings.

Groundfloor has a limited operating history and have incurred a net loss since our inception. Our net loss was $5.3 million for the twelve months ended December 31, 2022. To date, Groundfloor has earned limited revenues from origination and servicing fees charged to borrowers in connection with the loans made by the Company and its wholly-owned subsidiaries GRE 1 and Groundfloor GA corresponding to the LROs and Georgia Notes. Groundfloor has funded our operations primarily with proceeds from our convertible debt and preferred stock issuances, which are described below under “Liquidity and Capital Resources”. Over time, Groundfloor expects that the number of borrowers and lenders, and the volume of loans originated through the Groundfloor Platform, will increase and generate increased revenue from borrower origination and servicing fees.

The proceeds from the sale of LROs described in our Consolidated Financial Statements will not be used to directly finance our operations. Groundfloor will use the proceeds from sales of LROs exclusively to originate the Loans that correspond to the corresponding series of LROs sold to investors. However, Groundfloor collects origination and servicing fees on Loans Groundfloor is able to make to Developers, which Groundfloor recognizes as revenue. The more Loans Groundfloor is able to fund through the proceeds of our offerings, the more fee revenue Groundfloor will make. With increased fee revenue, our financial condition will improve. However, Groundfloor does not anticipate this increased fee revenue to be able to fully support our operations through the next twelve months.

Groundfloor’s operating plan calls for a continuation of the current strategy of raising equity and, in limited circumstances, debt financing to finance its operations until Groundfloor reach profitability and become cash-flow positive, which Groundfloor does not expect to occur before 2023. Groundfloor’s operating plan calls for significant investments in website development, security, investor sourcing, loan processing and marketing, and for several rounds of equity financing before Groundfloor reaches profitability.

To date, the company has raised funds for operations through multiple common stock, preferred stock, and convertible note fundraising rounds. In 2022, the company raised approximately $9.4 million in new operating capital through a combination of common stock and preferred stock offerings during the year. See “Liquidity and Capital Resources” below for additional detail of the Company’s capital raises.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations are based on our Consolidated Financial Statements, which Groundfloor has prepared in accordance with generally accepted accounting principles. The preparation of these Consolidated Financial Statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Management bases its estimates on historical experience and on various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates. Our significant accounting policies are more fully described in Note 1 to our audited Consolidated Financial Statements.

Software and Website Development Costs

Internal use software and website development costs are capitalized when preliminary development efforts are successfully completed, and it is probable that the project will be completed and the software will be used as intended. Internal use software and website development costs are amortized on a straight-line basis over the project’s estimated useful life, generally three years. Capitalized internal use software development costs consist of fees paid to third-party consultants who are directly involved in development efforts. Costs related to preliminary project activities and post implementation activities, including training and maintenance, are expensed as incurred. Costs incurred for upgrades and enhancements that are considered to be probable to result in additional functionality are capitalized. Development costs of our website incurred in the preliminary stages of development are expensed as incurred. Once preliminary development efforts are successfully completed, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use.

Share Based Compensation

Groundfloor accounts for share-based compensation using the fair value method of accounting which requires all such compensation to employees and nonemployees, including the grant of employee stock options, restricted stock, and performance-based awards, to be recognized in the income statement based on its fair value at the measurement date (generally the grant date). The expense associated with share-based compensation is recognized on a straight-line basis over the service period of each award.

Allowance for Current Expected Credit Losses

For the year ended December 31, 2021, the Company adopted the current expected credit loss (“CECL Standard”) on January 1, 2021. The CECL Standard replaced the incurred loss model under existing guidance with an expected loss model for instruments measured at amortized cost, including loan receivables and off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments). The Company now records an allowance for credit losses in accordance with the CECL Standard on the loan portfolio on a collective basis by assets with similar risk characteristics. Where assets cannot be classified with other assets due to dissimilar risk characteristics, the Company assessed these assets on an individual basis. With the adoption of CECL, the definition of impaired loans was removed from accounting guidance.

The CECL Standard requires an entity to consider historical loss experience, current conditions, and a reasonable and supportable forecast of the economic environment. The Company utilizes a loss-rate approach for estimating current expected credit losses. In accordance with the loss-rate method, an adjusted historical loss rate is applied to the amortized cost of an asset or pool of assets at the balance sheet date.

In determining the CECL allowance, we considered various factors including (i) historical loss experience in our portfolio (ii) current performance of the US residential housing market, (iii) future expectations of the US residential housing market, and (iv) future expectations of short-term macroeconomic environment. Management estimates the allowance for credit losses using relevant information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. We utilize a reasonable and supportable forecast period of 12 months. The allowance for credit losses is maintained at a level sufficient to provide for expected credit losses over the life of the loan based on evaluating historical credit loss experience and making adjustments to historical loss information applied to the current loan portfolio. Refer to Note 4 of the audited Consolidated Financial Statements for further information regarding the CECL allowance.

The Company made an accounting policy election to exclude “Interest receivable on loans to developers” from the amortized cost basis of loans in determining the CECL allowance, as any uncollected accrued interest receivable is written off in a timely manner. Refer to “Nonaccrual and Past Due Loans” section below for a description of the Company’s policies established to write-off interest.

Payments to holders of Georgia Notes or LROs, as applicable, depend on the payments received on the corresponding Loans; a reduction or increase of the expected future payments on Loans will decrease or increase the reserve for the associated Georgia Notes or LROs. The allowance calculated for loans is accordingly applied as the reserve for Georgia Notes and LROs. The allowance for expected credit losses on “Loans to developers” is presented separately in the audited Consolidated Balance Sheets as “Allowance for loans to developers”, while the allowance for “Limited recourse obligations” is presented separately on the audited Consolidated Balance Sheet as “Allowance for limited recourse obligations”.

Nonaccrual and Past Due Loans

Accrual of interest on “Loans to developers” and corresponding “Limited recourse obligations” is discontinued when, in management’s opinion, the collection of the interest income appears doubtful. “Interest income” and “Interest expense” on the “Loans to developers” and the corresponding “Limited recourse obligations” are discontinued and placed on nonaccrual status at the time the Loan is 90 days delinquent unless the Loan is well secured and in process of collection. A Loan may also be placed on nonaccrual status when, in management’s judgment, the collection of the interest income appears doubtful based on the status of the underlying development project, even if the Loan is not yet 90 days delinquent. Loans may be returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The “Loans to developers” and corresponding “Limited recourse obligations” are charged off to the extent principal or interest is deemed uncollectible. All interest accrued but later charged off for “Loans to developers” and “Limited recourse obligations” is reversed against “Interest income” and the corresponding LROs recorded “Interest expense”.

Provision for Income Taxes

Groundfloor accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. A valuation allowance is recorded to reduce deferred tax assets to the amount that is more likely than not to be realized.

Results of Operations

Twelve Months Ended December 31, 2022, and 2021

	Twelve Months Ended December 31,
	2022	2021
Non-interest revenue:
Origination fees	$11,162,166	$4,769,504
Loan servicing revenue	3,200,879	2,887,096
Total non-interest revenue	14,363,045	7,656,600
Net interest income:
Interest income	28,234,268	15,731,444
Interest expense	(20,804,590)	(12,167,945)
Net interest income	7,429,678	3,563,499
Net revenue	21,792,723	11,220,099
Cost of revenue	(2,040,488)	(1,363,150)
Gross profit	19,752,235	9,856,949
Operating expenses:
General and administrative	9,181,673	4,417,525
Sales and customer support	4,487,185	3,404,287
Development	4,282,870	1,638,327
Regulatory	674,149	378,911
Marketing and promotions	4,915,342	4,251,831
Total operating expenses	23,541,219	14,090,881
Loss from operations	(3,788,984)	(4,233,932)
Other income (expense):
Interest expense on corporate debt instruments	(840,684)	(543,942)
Gain on loan extinguishment	829,000	829,100
Total other income	(11,684)	285,158
Net income (loss)	(3,880,668)	(3,948,774)
Less: Net income attributable to non-controlling interest in consolidated VIE	1,570,250	-
Net loss	$(5,370,918)	$(3,948,774)

Net Revenue

Net revenue for the twelve months ended December 31, 2022, and 2021 was $21.8 million and $11.2 million, respectively, an increase of $10.6 million or 94%. The Company facilitated the origination of 1,167 and 1,118 developer loans during the twelve months ended December 31, 2022 and 2021, respectively. Origination fees and loan servicing revenue were earned related to the origination of these developer loans. Origination fees are determined by the term and credit risk of the developer loan and range from 1.0% to 6.0%. The fees are deducted from the loan proceeds at the time of issuance. Loan servicing revenue are fees incurred in servicing the developer’s loan. Additionally, Groundfloor incurred net interest income during the loan advance period. The increase in net interest income is due to the increase in the overall portfolio size. Groundfloor expects operating revenue to continue to increase as its loan application and processing volume increases.

Gross Profit

Gross profit for the twelve months ended December 31, 2022, and 2021 was $19.8 million and $9.9 million, respectively, an increase of $9.9 million or 100%. The increase in gross profit was due to an increase in origination and servicing revenues, as the Company originated a greater amount of loans in both units and total loan volume relative to the prior year, combined with an increase in net interest income. Cost of revenue consists primarily of payment processing and vendor costs associated with facilitating and servicing loans. Groundfloor expects gross profit to increase as its loan application and processing volume increases.

General and Administrative Expense

General and administrative expense for the twelve months ended December 31, 2022, and 2021, were $9.2 million and $4.4 million, respectively, an increase of $4.8 million or 108%. General and administrative expenses consists primarily of employee compensation cost, professional fees, consulting fees and rent expense. The increase was driven primarily by an increase in both employee and non-employee compensation costs and professional fees. Groundfloor expects general and administrative expense will continue to increase due to the planned investment in business infrastructure required to support its growth.

Sales and Customer Support

Sales and customer support expense for the twelve months ended December 31, 2022, and 2021, were $4.5 million and $3.4 million, respectively, an increase of $1.1 million or 32%. Sales and customer support expense consists primarily of employee compensation cost and asset management costs. The increase was primarily due to the increase in compensation related to headcount growth experienced in the lending operations, asset management, and sales departments, combined with an increase in asset management servicing costs. Groundfloor expect sales and customer support expense will continue to increase due to the planned investment in customer acquisition and support required to support its growth.

Development Expense

Development expense for the twelve months ended December 31, 2022, and 2021, were $4.3 million and $1.6 million, respectively, an increase of $2.6 million or 161%. Development expense consists primarily of employee compensation cost and the cost of subcontractors who work on the development and maintenance of our website and lending platform. The increase was attributable to an increase in compensation cost as a result of new hiring and compensation adjustments, including additions of key personnel. Groundfloor expects development expense will continue to increase due to the planned investments in our website and lending platform required to support our technology infrastructure as Groundfloor grows.

Regulatory Expense

Regulatory expense for the twelve months ended December 31, 2022, and 2021, were $0.7 million and $0.4 million, respectively, and increase of $0.3 million or 78%. Regulatory expense primarily consists of legal fees and compensation cost required to maintain SEC and other regulatory compliance. The increase was primarily attributable to an increase in stock-based compensation expense for regulatory employees. Groundfloor expects regulatory expense may increase due to the additional expense related to qualifying our offerings with the SEC, including our transition to Tier 2 under Regulation A, which will require complying with ongoing reporting requirements with the SEC and certain filing fees with applicable state regulatory authorities.

Marketing and Promotions Expense

Marketing and promotions expense for the twelve months ended December 31, 2022, and 2021, were $4.9 million and $4.3 million, respectively, an increase of $0.7 million or 16%. Marketing and promotions expense consists primarily of promotional and advertising expense as well as consulting expense and compensation cost. The increase is primarily attributable to the Company launching an extensive online marketing campaign aimed to increase investor acquisition. The increase in investor marking spend in the current year was an initiative executed by Management to drive increased investing activity on the Groundfloor platform and to acquire new investors.

Interest Expense

Interest expense for the twelve months ended December 31, 2022, and 2021, excluding interest paid on limited recourse obligations, GROUNDFLOOR Notes and Yield Notes, was $0.8 million and $0.5 million, respectively, an increase of $0.3 million or 55%. Interest expense related to the 2019 Subordinated Convertible Notes of $0 and $0.3 million was recognized during the twelve months ended December 31, 2022, and 2021, respectively. Interest expense related to the 2021 Subordinated Convertibles Notes of $0.8 million and $0.2 million was recognized during the twelve months ended December 31, 2022, and 2021, respectively.

Net Loss

Net loss for the twelve months ended December 31, 2022, and 2021 was $5.3 million and $3.9 million, respectively, an increase in net loss of $1.3 million or 33%. The increase in the net loss was primarily attributable to an increase in operating costs from $14.1 million to $23.5 million, or 67%.

Liquidity and Capital Resources

The audited Consolidated Financial Statements included herein have been prepared assuming that Groundfloor will continue as a going concern; however, the conditions discussed below raise substantial doubt about our ability to continue as a going concern. The audited Consolidated Financial Statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should Groundfloor be unable to continue as a going concern.

Groundfloor incurred a net loss for the twelve months ended December 31, 2022, and 2021, and has an accumulated deficit as of December 31, 2022, of $35.6 million. Since our inception, Groundfloor has financed our operations through debt and equity financing from various sources. Groundfloor is dependent upon raising additional capital or seeking additional equity financing to fund our current operating plans for the foreseeable future. Failure to obtain sufficient equity financing and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect our ability to achieve its business objectives and continue as a going concern. Further, there can be no assurance as to the availability or terms upon which the required financing and capital might be available.

	For the twelve months ended December 31, 2022	For the twelve months ended December 31, 2021
Operating activities	$(8,999,571)	$(3,079,871)
Investing activities	(68,643,496)	(113,830,996)
Financing activities	79,467,255	118,123,645
Net increase in cash	$1,824,188	$1,212,778

Net cash flows used in operating activities for the twelve months ended December 31, 2022, and 2021 was $9.0 million $3.1, respectively. Net cash used in operating activities funded salaries, expense for contracted marketing, development and other professional service providers and expense related to sales and marketing initiatives.

Net cash flows used in investing activities for the twelve months ended December 31, 2022, and 2021 was $68.6 million and $113.8 million, respectively. Net cash used in investing activities primarily represents loan payments to developers offset by the repayment of loans to developers.

Net cash flows from financing activities for the twelve months ended December 31, 2022, and 2021 was $79.5 million and $118.1 million, respectively. Net cash provided by financing activities primarily represents proceeds from the issuance of GROUNDFLOOR Notes, Stairs Notes, and LROs to investors through the Groundfloor Platform, and proceeds from equity offerings, offset by repayments of GROUNDFLOOR Notes, Stairs Notes, and LROs to investors.

On October 30, 2017, Groundfloor filed an offering statement on Form 1-A with the SEC for a proposed offering of its common stock. On February 9, 2018, Groundfloor’s offering statement on Form 1-A was qualified to issue Groundfloor common stock.

From September 2019 to December 2019, the Company issued subordinated convertible notes (the “2019 Subordinated Convertible Notes”) to Investors for total proceeds of $3.6 million. The 2019 Subordinated Convertible Notes bear interest at the rate of 10% per annum. The outstanding principal and all accrued but unpaid interest was due and payable on the earlier of August 30, 2021, or the consummation of a sale of the Company by consolidation, merger, change of majority ownership, or sale or other disposition of all or substantially all of the assets of the Company (the “Maturity Date”). In the event of a closing of a preferred stock financing with gross proceeds of at least $8.0 million (“Qualified Preferred Financing”) prior to the Maturity Date, the outstanding principal and all accrued but unpaid interest may be converted into shares of preferred stock issued in the financing at a price per share equal to 90% of the offering price per share in the Qualified Preferred Financing. At any time after six-months after the issuance of a 2019 Subordinated Convertible Note, the investor may convert all or a portion of the outstanding principal and accrued interest into shares of common stock at 90% of the per share price of common stock at the time of conversion, as reasonably determined by the Board. The indebtedness represented by the 2019 Subordinated Convertible Notes is subordinated in all respects to the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement, and other amounts due in connection with the Revolver.

Because of the contractual right of noteholders to convert their holdings to common stock at a discount to fair value, the Company determined that the 2019 Subordinated Convertible Notes contain a beneficial conversion feature. The Company recognized this beneficial conversion feature as a debt discount and component of additional paid-in capital at the in-the-money amount of $0.4 million at the time of issuance. The discount is being amortized to interest expense until the earlier of maturity or exercise of the conversion option.

In February 2020, the Company launched an offering of its common stock under Tier 2 of Regulation A pursuant to an offering statement on Form 1-A qualified by the SEC (the “2020 Common Stock Offering”). Participation in the 2020 Common Stock Offering was limited to existing shareholders. The Company offered shares of common stock at $17.50 per share, with a minimum investment of $175, or 10 shares of common stock. As a result of the offering, the Company received gross proceeds of approximately $0.5 million in exchange for the issuance of 30,794 shares of common stock.

In April 2020, the Company obtained an $829,100 loan (“First PPP Loan”) under the Paycheck Protection Program (“PPP”). The Company used the First PPP Loan proceeds to cover payroll costs, rent and utilities in accordance with the relevant terms and conditions of the CARES Act. In January 2021, the Company applied for forgiveness of the First PPP Loan with the Secretary of the Treasury and Small Business Administration (SBA). In March 2021, the Company received notice that the request for forgiveness was approved, and our First PPP Loan principal and interest were deemed paid in full.

In July 2020, the Company launched an offering of 548,546 shares of Series B Preferred Stock at $18.23 per share (“Series B Preferred Stock Offering”). The offering closed July 2021. As a result of the offering, the Company has received gross proceeds of approximately $6.7 million in exchange for the issuance of 396,724 shares of Series B preferred stock as of December 31, 2022.

In April 2021, the Company obtained a new loan under the PPP (“Second PPP Loan”) for $829,000 and used the proceeds consistent with the First PPP Loan. In January 2022, the Company applied for forgiveness of the Second PPP Loan with the SBA. In May 2022, the Company received notice that the request for forgiveness was approved, and our Second PPP Loan principal and interest were deemed paid in full.

During 2021, certain holders of the 2019 Subordinated Convertible Notes converted their holdings into common stock, or Series B preferred stock, at the discretion of the noteholder. Additionally, noteholders were repaid $1.7 million in principle and $0.3 million in accrued interest at the maturity date. As an incentive to convert, the Company granted all noteholders a time-limited option to convert their holdings on more favorable terms than those specified in the contractual agreement. Pursuant to these terms, Noteholders converted $0.15 million in principle and approximately $0.03 million in accrued interest into 7,463 shares of common stock at a conversion price of $15.75, a 10% discount to the per share price of common stock at the time of conversion, and into 3,759 shares of common stock at a conversion of $17.50, the fair value the common stock at conversion. Noteholders also converted $0.3 in principal and approximately $0.04 million in accrued interest into 16,928 shares of Series B preferred stock at a conversion price of $18.23, a 0% discount to the price per share of Series B preferred stock at the time of conversion.

In August 2021, the Company issued promissory notes (the “2021 Promissory Notes”) to investors for total proceeds of $0.6 million. The 2021 Promissory Notes bear interest at the rate of 14% per annum. The outstanding principal and all accrued but unpaid interest is due and payable on the earlier of August 30, 2022, or the date the Company raises at least an aggregate $4.0 million of new cash from any debt or financing closing after September 1, 2021. In December 2021, as a result of cash financing received from other debt instruments, and pursuant the 2021 Promissory Note purchase agreement the Company repaid all principle and accrued interest.

In November 2021, the Company repaid the remaining principal of $0.7 and accrued but unpaid interest of $0.14 million related to the notes related to the 2019 Subordinated Convertible Notes.

From August 2021 to November 2021, the Company issued subordinated convertible notes (the “2021 Subordinated Convertible Notes”) to Investors for total proceeds of $5.0 million. The 2021 Subordinated Convertible Notes bear interest at the rate of 12% per annum. The outstanding principal and all accrued but unpaid interest are due and payable on the earlier of August 31, 2023, or the consummation of a sale of the Company by consolidation, merger, change of majority ownership, or sale or other disposition of all or substantially all of the assets of the Company (the “Maturity Date”). In the event of a closing of a preferred stock financing with gross proceeds of at least $20.0 million (“Qualified Preferred Financing”) prior to the Maturity Date, the outstanding principal and all accrued but unpaid interest may be converted into shares of preferred stock issued in the financing at a price per share equal to 90% of the offering price per share in the Qualified Preferred Financing. At any time after six months after the issuance of a 2021 Subordinated Convertible Note, the investor may convert all or a portion of the outstanding principal and accrued interest into shares of common stock at 90% of the per share price of common stock at the time of conversion, as reasonably determined by the Board.

Because of the contractual right of noteholders to convert their holdings to common stock at a discount to fair value, the Company determined that the 2021 Subordinated Convertible Notes contain a beneficial conversion feature. The Company recognized this beneficial conversion feature as a debt discount and component of additional paid-in capital at the in-the-money amount of approximately $0.6 million. The discount is being amortized to interest expense until the earlier of maturity or exercise of the conversion option.

In January 2022, the Company amended and restated its article of incorporation to increase the authorized number of Preferred Stock shares to 2,001,457 and to designate 243,348 of the newly authorized shares as Series B-2 Preferred Stock (“Series B-2 Stock”). Pursuant to this offering, the Company has received gross proceeds of approximately $5.8 million in exchange for the issuance of 189,270 shares of Series B-2 Stock from a single, third-party investor. In conjunction with the purchase of shares of the Company’s newly issued Series B-2 Preferred Stock, the third-party investor executed an additional purchase of 60,765 shares of the Company’s common stock through direct, secondary transfer of shares owned by existing shareholders.

In January 2022, certain existing shareholders converted 14,758 shares of Series Seed stock, with a cost basis of $5.205 per share, into 14,758 shares of the Company’s common stock. These shares of Series Seed converted into common stock, were then transferred by the shareholder to an independent third-party investor through direct, secondary transfer of the shares, as discussed in above.

Accordingly, the common stock transfers between existing shareholders and the third-party investor did not result in any cash proceeds received or issuance costs incurred by the Company. As such, the transfer of shares between the existing shareholders and third-party investor resulted in no impact to the Company’s gross capitalization at December 31, 2022.

In January 2022, in conjunction with the Series B-2 Preferred stock issuance, the Company issued warrants to purchase 30,000 shares of the Company’s common stock at an exercise price of $19.20 per share. The warrants were exercisable immediately at $19.20 with a contractual term of fifteen years.

In March 2022, the Company launched an offering of its common stock under Tier 2 of Regulation A pursuant to an offering statement on Form 1-A qualified by the SEC (the “2022 Common Stock Offering”). Participation in the 2022 Common Stock Offering was limited to existing shareholders. The Company offered shares of common stock at $30.82 per share. As a result of the offering, the Company received gross proceeds of approximately $1.5 million in exchange for the issuance of 49,700 shares of common stock.

In April 2022, the Company issued warrants to purchase 21,000 shares of the Company’s common stock at an exercise price of $19.20 per share. The warrants were exercisable immediately at $19.20 with a contractual term of fifteen years.

In August 2022, the Company further amended and restated its article of incorporation to increase the authorized number of Preferred Stock shares to 2,231,457 and to designate 230,000 of the newly authorized shares as Series B-3 Preferred Stock (“Series B-3 Stock”). The offering closed November 2022. Pursuant to this offering, the Company has received gross proceeds of approximately $2.3 million in exchange for the issuance of 52,265 shares of Series B-3 Stock.

During the 2022, certain holders of 2021 Subordinated Convertible Notes converted their holdings into common stock, at the discretion of the noteholder. Pursuant to the terms of the contractual agreement, Noteholders converted approximately $1.26 million in principal and $0.08 million in accrued interest into 48,394 shares of common stock at a conversion price of $27.74, a 10% discount to the per share price of common stock at the time of conversion.

Groundfloor has incurred losses since its inception, and Groundfloor expects it will continue to incur losses for the foreseeable future. Groundfloor requires cash to meet its operating expenses and for capital expenditures. To date, Groundfloor has funded its cash requirements with proceeds from its convertible note and preferred stock issuances. Groundfloor anticipate that it will continue to incur substantial net losses as it grows the Groundfloor Platform. Groundfloor does not have any committed external source of funds, except as described above. To the extent our capital resources are insufficient to meet its future capital requirements, Groundfloor will need to finance its cash needs through public or private equity offerings or debt financings. Additional equity or debt financing may not be available on acceptable terms, if at all.

Plan of Operation

Prior to September 2015, Groundfloor’s operations were limited to issuing Georgia Notes solely in Georgia to Georgia residents pursuant to an intrastate crowdfunding exemption from registration under the Securities Act and qualification under Georgia law. On September 7, 2015, the SEC qualified Groundfloor’s first offering statement on Form 1-A covering seven separate series of LROs corresponding to the same number of Projects in eight states and the District of Columbia. Subsequently, Groundfloor has not issued, and do not intend to issue in the future, any additional Georgia Notes. Since that time, Groundfloor has qualified two additional offering statements on Form 1-A in addition to an offering statement on Form 1-A qualified for GRE 1, its wholly-owned subsidiary, in each case under Tier 1 of Regulation A. In January 2018, Groundfloor’s offering statement relating to the offer and sale of limited recourse obligations (the “LRO Offering Circular”) was qualified by the SEC under Tier 2 of Regulation A, raising the annual aggregate amount of LROs which Groundfloor may offer and sell to $50 million, less any other securities sold by Groundfloor under Regulation A. Groundfloor has filed, and intends to continue to file, post-qualification amendments to the LRO Offering Circular on a regular basis to include additional series of LROs. Groundfloor expect to expand the number of states in which Groundfloor offers and sells LROs during the next 12 months. With this increased geographic footprint, Groundfloor expects that the number of borrowers and corresponding investors, and the volume of loans originated through the Groundfloor Platform, will increase and generate increased revenue from borrower origination and servicing fees.

As the volume of Groundfloor loans and corresponding offerings increase, Groundfloor plans to continue the current strategy of raising equity and, in limited circumstances, debt financing to finance our operations until Groundfloor reaches profitability and becomes cash-flow positive, which Groundfloor does not expect to occur before 2023. Future equity or debt offerings by Groundfloor will be necessary to fund the significant investments in website development, security, investor sourcing, loan processing and marketing necessary to reach profitability.

Off-Balance Sheet Arrangements

We did not maintain any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities, nor do we have any commitment or intent to provide funding to any such entities.

GROUNDFLOOR FINANCE INC.

AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2022 and 2021

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Table of Contents

December 31, 2022 and 2021

Report of Independent Auditor

To the Board of Directors

Groundfloor Finance, Inc. and Subsidiaries

Atlanta, Georgia

Opinion

We have audited the accompanying consolidated financial statements of Groundfloor Finance, Inc. and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2022 and 2021 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred losses and cash outflows from operations since its inception which result in substantial doubt about the ability of the Company to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Atlanta, Georgia

March 6, 2023

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2022	2021
Assets
Current assets:
Cash (1)	$4,466,138	$2,641,950
Loans to developers (1)	240,494,116	176,431,710
Allowance for loans to developers (1)	(6,046,819)	(3,164,650)
Interest receivable on loans to developers (1)	21,646,364	11,790,202
Other current assets	5,503,935	3,580,237
Total current assets	266,063,734	191,279,449
Property, equipment, software, website, and intangible assets, net	3,086,790	1,645,617
Other assets	71,302	71,302
Total assets	$269,221,826	$192,996,368
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses (1)	$4,335,534	$5,147,829
Limited recourse obligations	139,296,385	111,982,315
Allowance for limited recourse obligations	(7,363,829)	(3,636,146)
Accrued interest on limited recourse obligations	10,068,526	6,943,896
Short-term notes payable	87,460,880	67,911,273
Convertible notes, net of discount of $142,636 and $490,783	3,596,195	4,509,217
Total current liabilities	237,393,691	192,858,384
Long-term notes payable	22,325,700	-
Other liabilities	23,857	134,865
Total liabilities	259,743,248	192,993,249
Commitments and contingencies (See Note 13)
Stockholders’ equity:
Series B-2 convertible preferred stock, no par, 243,348 shares designated, 189,270 shares issued and outstanding (liquidation preference of $5,833,301)	5,754,564	-
Series B convertible preferred stock, no par, 441,940 shares designated, 441,940 shares issued and outstanding (liquidation preference of $8,056,566)	7,429,483	7,429,483
Series A convertible preferred stock, no par, 747,373 shares designated, 747,373 shares issued and outstanding (liquidation preference of $4,999,925)	4,962,435	4,962,435
Series Seed convertible preferred stock, no par, 568,796 shares designated, 554,038 shares issued and outstanding (liquidation preference of $2,883,678)	2,537,150	2,609,091
Series B-3 convertible preferred stock, no par, 230,000 shares designated, 52,265 shares issued and outstanding (liquidation preference of $2,294,434)	2,137,320	-
Common stock, no par, 30,000,000 shares authorized, 2,345,402 issued and outstanding	14,867,107	11,895,593
Additional paid-in capital	5,776,928	3,310,258
Accumulated deficit	(35,574,099)	(30,203,181)
Stock subscription receivable	(560)	(560)
Company’s stockholders’ equity	7,890,328	3,119
Non-controlling interest in consolidated variable interest entities	1,588,250	-
Total stockholders’ equity	9,478,578	3,119
Total liabilities and stockholders’ equity	$269,221,826	$192,996,368

(1)	Includes amounts of the consolidated variable interest entity (VIE), presented separately in Note 3 below.

See accompanying notes to consolidated financial statements

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Year Ended December 31,
	2022	2021
Non-interest revenue:
Origination fees	$11,162,166	$4,769,504
Loan servicing revenue	3,200,879	2,887,096
Total non-interest revenue	14,363,045	7,656,600
Net interest income:
Interest income	28,234,268	15,731,444
Interest expense	(20,804,590)	(12,167,945)
Net interest income	7,429,678	3,563,499
Revenue	21,792,723	11,220,099
Cost of revenue	(2,040,488)	(1,363,150)
Gross profit	19,752,235	9,856,949
Operating expenses:
General and administrative	9,181,673	4,417,525
Sales and customer support	4,487,185	3,404,287
Development	4,282,870	1,638,327
Regulatory	674,149	378,911
Marketing and promotions	4,915,342	4,251,831
Total operating expenses	23,541,219	14,090,881
Loss from operations	(3,788,984)	(4,233,932)
Other (expense) income:
Interest expense on corporate debt instruments	(840,684)	(543,942)
Gain on loan extinguishment	829,000	829,100
Total other (expense) income, net	(11,684)	285,158
Net loss	(3,800,668)	(3,948,774)
Less: Net income attributable to non-controlling interest in consolidation VIE	1,570,250	-
Net loss attributable to Groundfloor Finance, Inc.	$(5,370,918)	$(3,948,774)

See accompanying notes to consolidated financial statements

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity (Deficit)

	Convertible															Company	Non-Controlling	Total
	Preferred Stock												Additional		Stock	Stockholders’	Interest in	Stockholders’
	Series B-2		Series A		Series B		Series Seed		Series B-3		Common Stock		Paid-in	Accumulated	Subscription	Equity	Consolidated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Receivable	(Deficit)	VIE	(Deficit)
Stockholders’ equity (deficit) as of December 31, 2020	-	$-	747,373	$4,962,435	188,036	$3,145,092	568,796	$2,609,091	-	$-	2,165,923	$11,596,087	$2,336,551	$(26,254,407)	$(560)	$(1,605,711)	$-	$(1,605,711)
Issuance of Series B preferred shares, net of offering costs	-	-	-	-	236,976	3,975,794	-	-	-	-	-	-	-	-	-	3,975,794	-	3,975,794
Conversion of convertible notes	-	-	-	-	16,928	308,597	-	-	-	-	11,222	183,325	-	-	-	491,922	-	491,922
Exercise of stock options	-	-	-	-	-	-	-	-	-	-	7,825	68,180		-	-	68,180	-	68,180
Share-based compensation expense	-	-	-	-	-	-	-	-	-	-	-	-	418,151	-	-	418,151	-	418,151
Conversion of Warrants	-	-	-	-	-	-	-	-	-	-	7,175	48,001	-	-	-	48,001	-	48,001
Beneficial conversion feature	-	-	-	-	-	-	-	-	-	-	-	-	555,556	-	-	555,556	-	555,556
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	(3,948,774)	-	(3,948,774)	-	(3,948,774)
Stockholders’ equity as of December 31, 2021	-	$-	747,373	$4,962,435	441,940	$7,429,483	568,796	$2,609,091	-	$-	2,192,145	$11,895,593	$3,310,258	$(30,203,181)	$(560)	$3,119	$-	$3,119
Issuance of Series B-2 preferred shares, net of offering costs	189,270	5,754,564	-	-	-	-	-	-	-	-	-	-	-	-	-	5,754,564	-	5,754,564
Issuance of Series B-3 preferred shares, net of offering costs	-	-	-	-	-	-	-	-	52,265	2,137,320	-	-	-	-	-	2,137,320	-	2,137,320
Issuance in the 2022 Common Stock Offering, net of offering costs	-	-	-	-	-	-	-	-	-	-	49,700	1,531,754	-	-	-	1,531,754	-	1,531,754
Conversion of convertible notes	-	-	-	-	-	-	-	-	-	-	48,394	1,342,579	-	-	-	1,342,579	-	1,342,579
Exercise of stock options and warrants	-	-	-	-	-	-	-	-	-	-	33,461	25,240		-	-	25,240	-	25,240
Conversion of Series Seed Shares to Common Stock	-	-	-	-	-	-	(14,758)	(71,941)	-	-	14,758	71,941	-	-	-	-	-	-
Issuance of restricted stock units	-	-	-	-	-	-	-	-	-	-	6,944	-	-	-	-	-	-	-
Share-based compensation expense	-	-	-	-	-	-	-	-	-	-	-	-	2,466,670	-	-	2,466,670	-	2,466,670
Increase in non-controlling interest related to initial consolidation of VIE	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	18,000	18,000
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	(5,370,918)	-	(5,370,918)	1,570,250	(3,800,668)
Stockholders’ equity as of December 31, 2022	189,270	$5,754,564	747,373	$4,962,435	441,940	$7,429,483	554,038	$2,537,150	52,265	$2,137,320	2,345,402	$14,867,107	$5,776,928	$(35,574,099)	$(560)	$7,890,328	$1,588,250	$9,478,578

See accompanying notes to consolidated financial statements

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2022	2021
Cash flows from operating activities
Net loss	$(3,800,668)	$(3,948,774)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	1,226,991	760,380
Share-based compensation	2,466,670	418,151
Noncash interest expense	348,147	191,125
(Gain) Loss on sale of real estate owned	-	(96,000)
Origination of loans held for sale	-	(3,201,856)
Proceeds from sales of loans held for sale	-	5,524,200
Gain on forgiveness of PPP loan	(829,000)	(829,100)
Changes in operating assets and liabilities:
Other assets	(838,287)	(719,370)
Interest receivable on loans to developers	(9,856,162)	(8,244,747)
Accounts payable and accrued expenses	(841,892)	2,954,208
Accrued interest on limited recourse obligations	3,124,630	4,111,912
Net cash flows from operating activities	(8,999,571)	(3,079,871)
Cash flows from investing activities
Loan payments to developers	(266,090,771)	(198,289,297)
Repayments of loans from developers	197,068,620	81,885,591
Proceeds from sale of properties held for sale	2,995,188	3,767,091
Payments of software and website development costs	(2,668,163)	(1,247,488)
Purchases of computer equipment and furniture and fixtures	-	(101,933)
Other investing activities	21,630	155,040
Cash received from initial consolidation of VIE	30,000	-
Net cash flows from investing activities	(68,643,496)	(113,830,996)
Cash flows from financing activities
Proceeds from limited recourse obligations	187,412,229	142,331,517
Repayments of limited recourse obligations	(160,098,160)	(79,937,095)
Proceeds from GROUNDFLOOR Notes	151,536,470	106,252,110
Repayments on GROUNDFLOOR Notes	(132,171,910)	(79,133,490)
Proceeds from Stairs Notes	23,339,748	20,985,833
Repayments of 2019 convertible notes	-	(2,296,205)
Proceeds from issuance of 2021 convertible notes	-	5,000,000
Proceeds from issuance of Series B convertible preferred stock, net of offering costs	-	3,975,794
Proceeds from issuance of Series B-2 convertible preferred stock, net of offering costs	5,754,564	-
Proceeds from issuance of Series B-3 convertible preferred stock, net of offering costs	2,137,320	-
Proceeds from issuance of common stock, net of offering costs	1,531,754	-
Proceeds from loan under Paycheck Protection Program	-	829,000
Proceeds from the exercise of stock options and warrants	25,240	116,181
Net cash flows from financing activities	79,467,255	118,123,645
Net increase (decrease) in cash	1,824,188	1,212,778
Cash as of beginning of the year	2,641,950	1,429,172
Cash as of end of the year	$4,466,138	$2,641,950
Supplemental cash flow disclosures:
Cash paid for interest	$7,050,256	$2,788,431

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2022	2021
Supplemental disclosure of noncash investing and financing activities:
Loans to developers transferred to other real estate owned	$4,960,000	$4,239,270
Write-down of loans to developers and limited recourse obligations	367,699	544,595
Write-down of interest receivable on loans to developers and accrued interest on limited recourse obligations	751,351	190,897
Noncash exercise of warrants	52,442	-
Cashless vesting of restricted stock	133,325	-
Conversion of convertible notes payable and accrued interest into common stock or Series B convertible preferred stock	1,342,580	491,922
Increase (decrease) in allowance for loan to developers	2,882,169	(195,350)
Increase (decrease) in allowance for limited recourse obligations	3,727,683	(668,296)

See accompanying notes to consolidated financial statements

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

The terms “we,” “our,” “GROUNDFLOOR,” or the “Company” refer to Groundfloor Finance Inc. and its subsidiaries. The Company was originally organized as a North Carolina limited liability company under the name of Fomentum Labs LLC on January 28, 2013. Fomentum Labs LLC changed its name to Groundfloor LLC on April 26, 2013 and converted into a North Carolina corporation on July 26, 2013. In connection with this conversion, all equity interests in Groundfloor LLC were converted into shares of GROUNDFLOOR Inc.’s common stock. In August 2014, GROUNDFLOOR Inc. converted into a Georgia corporation and changed its name to Groundfloor Finance Inc. The accounting effects of these conversions were reflected retrospectively in the Consolidated Financial Statements. Groundfloor Properties GA LLC was created for the purpose of financing real estate in Georgia. Groundfloor Real Estate 1 LLC, Groundfloor Real Estate 2 LLC, Groundfloor Real Estate 3 LLC, and Groundfloor Yield LLC were created for the purpose of financing real estate in any state. Groundfloor Real Estate, LLC and Groundfloor Holdings GA, LLC are currently inactive and management does not have plans to use this entity in the near future.

The Company has developed an online investment platform designed to crowdsource financing for real estate development projects (the “Projects”). With this online investment platform (the “Platform”), public investors (the “Investors”) are able to choose between multiple Projects, and real estate developers (the “Developers”) of the Projects are able to obtain financing. GROUNDFLOOR’s financing model replaces traditional sources of financing for Projects with the aggregation of capital from Investors using the internet.

Basis of Presentation and Liquidity

The Company’s Consolidated Financial Statements include the results of Groundfloor Finance Inc. and its wholly owned subsidiaries, Groundfloor Properties GA LLC; Groundfloor Real Estate, LLC; Groundfloor Holdings GA, LLC; Groundfloor Real Estate 1 LLC; Groundfloor Real Estate 2, LLC; Groundfloor Real Estate 3 LLC; and Groundfloor Yield LLC (collectively the “Company” or “GROUNDFLOOR”), along with the amounts related to variable interest entities (“VIEs”) for which Groundfloor is the primary beneficiary. The non-controlling interests as of December 31, 2022 represents the outside owner’s interest in the Company’s consolidated VIE. Intercompany transactions and balances have been eliminated upon consolidation.

The Company’s Consolidated Financial Statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business.

Operations since inception have consisted primarily of organizing the Company, developing the technology, and securing financing. The accompanying Consolidated Financial Statements have been prepared on a basis which assumes that the Company will continue as a going concern. The Company has incurred losses and cash outflows from operations since its inception. The ultimate success of the Company is dependent on management’s ability to develop and market its products and services at levels sufficient to generate operating revenues in excess of expenses.

Management evaluated the condition of the Company and has determined that until such sales levels can be achieved, management will need to secure additional capital to continue growing working capital and fund product development and operations.

Management intends to raise additional debt or equity financing to grow working capital and fund operations. Management believes the Company will obtain additional funding from current and new Investors in order to sustain operations. However, there are no assurances that the Company can be successful in obtaining the additional capital or that such financing will be on terms favorable or acceptable to the Company.

There is substantial doubt that the Company will continue as a going concern for at least 12 months following the date these Consolidated Financial Statements are issued, without additional financing based on the Company’s limited operating history and recurring operating losses.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Consolidated Financial Statements do not include any adjustments that might result from the outcome of the uncertainties described in the Consolidated Financial Statements. In addition, the Consolidated Financial Statements do not include any adjustments relating to the recoverability and classification of assets nor the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Consolidation of Variable Interest Entities

The determination of whether to consolidate a Variable Interest Entity (“VIE”) in which the Company holds a variable interest requires a significant amount of analysis and judgment regarding whether we are the primary beneficiary of the VIE due to our holding a controlling financial interest in the VIE. A controlling financial interest in a VIE exists if we have both the power to direct the VIE’s activities that most significantly affect the VIE’s economic performance and a potentially significant economic interest in the VIE. The determination of whether an entity is a VIE considers factors, such as (i) whether the entity’s equity investment at risk is insufficient to allow the entity to finance its activities without additional subordinated financial support and (ii) whether a holder’s equity investment at risk lacks any of the following characteristics of a controlling financial interest: the direct or indirect ability through voting rights or similar rights to make decisions about a legal entity’s activities that have a significant effect on the entity’s success, the obligation to absorb the expected losses of the entity or the right to receive the expected residual returns of the legal entity. The Company is required to reconsider its evaluation of whether to consolidate a VIE each reporting period, based upon changes in the facts and circumstances pertaining to the VIE.

Revenue Recognition

Revenue primarily results from fees earned on the loans to the Developers (the “Loans”). Fees include “Origination fees” and “Loan servicing revenue” which are paid by the Developers.

Effective for 2019, the Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“Topic 606”). Topic 606 supersedes the revenue requirements in ASC Topic 605, Revenue Recognition. The Company has evaluated the impact of this accounting standard on its Consolidated Financial Statements and concluded that the Company’s contracts with customers continue to fall within the scope of existing guidance. Servicing fees, origination fees, net interest income, and gains and losses on sales of loans remain within the scope of ASC topic 310—Receivables or ASC topic 860—Transfers and Servicing.

Origination Fees

“Origination fees” are paid by the Developers for the work performed to facilitate the Loans. The amount to be charged is a percentage based upon the terms of the Loan, including grade, rate, term, and other factors. Origination fees range from 1.0% to 5.0% of the principal amount of a Loan. The origination fee is paid when the Loan is issued to the Developer and deducted from the gross proceeds distributed. A Loan is considered issued when formal closing has occurred and funds have transferred to the Developer’s account, which occurs through an Electronic Funds Transfer (“EFT”).

The origination fees are recognized as revenue ratably over the term of the Loan, while direct costs to originate Loans are recorded as expenses as incurred.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Loan Servicing Revenue

Loan servicing revenue is recognized by the Company, upon recovery, for costs incurred in servicing the Developer’s Loan, including managing payments to and from Developers and payments to Investors. The Company records loan servicing revenue as a component of revenue when collected. Direct costs to service Loans are recorded as expenses, as incurred.

Whole Loan Sales

Under loan sale agreements, the Company sells all of its rights, title, and interest in certain loans. At the time of such sales, the Company may simultaneously enter into loan servicing agreements under which it acquires the right to service the loans. The Company calculates a gain or loss on a whole loan sale based on the net proceeds from the whole loan sale, less the carrying value of the loans sold. All unamortized origination fees incurred in the origination process are recognized directly to Consolidated Statements of Operations and recorded to “Origination fees”. For sold loans for which the Company retains servicing rights, the Company compares the expected contractual benefits of servicing to the expected costs of servicing to determine whether a servicing asset or servicing liability arises from the transaction. No servicing rights assets or liabilities have been identified for the years ended December 31, 2022, and 2021.

Interest Income on Loans to Developers and Interest Expense on Limited Recourse Obligations

The Company recognizes “Interest income” on Loans and “Interest expense” on the corresponding LROs (if issued by Groundfloor Finance Inc.) or Investor Georgia Notes (if issued by Groundfloor GA) using the accrual method based on the stated interest rate to the extent the Company believes it to be collectable. For the purposes of these Consolidated Financial Statements, “Limited recourse obligations” refers to both LROs and Georgia Notes. LROs are the Company’s currently registered securities. Georgia Notes are securities that the Company has issued through its previously registered Georgia-exclusive securities offering, which has since been terminated. Both LROs and Georgia Notes represent similar obligations of the Company.

“Interest income” recorded on “Loans to developers” was $28,234,268 and $15,731,444 for year ended December 31, 2022, and 2021, respectively. Additionally, “Interest expense” incurred on “Limited recourse obligations” was $14,029,886 and $9,728,837 for the year ended December 31, 2022, and 2021, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents as of December 31, 2022, and 2021. From time to time, the Company could maintain cash deposits in excess of federally insured limits. The Company believes credit risk related to its cash and cash equivalents to be minimal.

Each investor’s escrow account receives Federal Deposit Insurance Corporation (“FDIC”) insurance coverage on cash balances subject to normal FDIC coverage rules. Investor funds, whether committed through a LRO or held in escrow, are not included as a part of the Company’s cash balance.

Loans to Developers and Limited Recourse Obligations

“Loans to developers” are originally recorded at amortized cost (outstanding principal balance, net of discounts, premiums, and unearned income), then subsequently increased as additional draws are disbursed to developers. “Limited recourse obligations” are originally recorded at the original principal amount committed by investors, net of funds not yet to be disbursed to developers on the underlying loans, then subsequently increased as those funds are disbursed to developers. Funds committed by investors in LROs but not yet disbursed to developers on the underlying Loans were approximately $30,463,000 and $17,834,000, as of December 31, 2022, and 2021, respectively. These funds are netted against gross balances of approximately $169,760,000 and $126,181,000 as of December 31, 2022, and 2021, respectively, on the accompanying Consolidated Balance Sheets.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The interest rate associated with a Loan is the same as the interest rate associated with the corresponding LROs or Georgia Notes.

The Company’s obligation to pay principal and interest on an LRO or Georgia Note is equal to the pro rata portion of the total principal and interest payments collected from the corresponding Loan. The Company obtains a lien against the property being financed and attempts reasonable collection efforts upon the default of a Loan. The Company is not responsible for repaying “Limited recourse obligations” associated with uncollectable “Loans to developers”. Amounts collected related to a defaulted Loan are returned to the Investors based on their pro rata portion of the corresponding LROs or Georgia Notes, if applicable, less collection costs incurred by the Company.

The Loan and corresponding LROs are recorded on the Company’s Consolidated Balance Sheets to “Loans to developers” and “Limited recourse obligations”, respectively, once the Loan has closed and funds have been disbursed to borrowers. Loans are considered closed after the promissory note for that Loan has been signed and the security interest has been perfected.

Interest Receivable and Interest Payable

“Interest receivable on loans to developers” represents interest income the Company is due to receive from borrowers on the total outstanding principal balance of the loan portfolio as of the balance sheet date. This balance is presented as its own line item, separate from “Loan to developers”, on the Company’s Consolidated Balance Sheet.

“Accrued interest on limited recourse obligations” represents interest the Company owes investors on the corresponding LROs as of the balance sheet date. This balance is presented as its own line item, separate from “Limited recourse obligations”, on the Company’s Consolidated Balance Sheet. The interest rate associated with a Loan is the same rate that is associated with the corresponding LRO. The balance of “Interest receivable on loans to developers” and “Accrued interest on limited recourse obligations” offset each other to the extent LROs related to existing loans have been issued with the SEC and funded by investors. The Company’s obligation to pay interest on an LRO is equal to the pro-rata portion of the total interest payments collected from the corresponding Loan.

Also included within “Accrued interest on limited recourse obligations” is interest the Company owes investors on GROUNDFLOOR Notes. GROUNDFLOOR Notes are presented within “Short-term notes payable” and “Long-term notes payable” on the Company’s Consolidated Balance Sheet. The interest rate associated with GROUNDFLOOR Notes is the same as the stated interest rate at issuance.

Nonaccrual and Past Due Loans

Accrual of interest on “Loans to developers” and corresponding “Limited recourse obligations” is discontinued when, in management’s opinion, the collection of the interest income appears doubtful. “Interest income” and “Interest expense” on the “Loans to developers” and the corresponding “Limited recourse obligations” are discontinued and placed on nonaccrual status at the time the Loan is 90 days delinquent unless the Loan is well secured and in process of collection. A Loan may also be placed on nonaccrual status when, in management’s judgment, the collection of the interest income appears doubtful based on the status of the underlying development project, even if the Loan is not yet 90 days delinquent. Loans may be returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The “Loans to developers” and corresponding “Limited recourse obligations” are charged off to the extent principal or interest is deemed uncollectible. All interest accrued but later charged off for “Loans to developers” and “Limited recourse obligations” is reversed against “Interest income” and the corresponding LROs recorded “Interest expense”.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Allowance for Current Expected Credit Losses

The Company adopted the current expected credit loss (“CECL Standard”) on January 1, 2021. The CECL Standard replaced the incurred loss model under existing guidance with an expected loss model for instruments measured at amortized cost, including loan receivables and off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments). The Company now records an allowance for credit losses in accordance with the CECL Standard on the loan portfolio on a collective basis by assets with similar risk characteristics. Where assets cannot be classified with other assets due to dissimilar risk characteristics, the Company assessed these assets on an individual basis. With the adoption of CECL, the definition of impaired loans was removed from accounting guidance.

The CECL Standard requires an entity to consider historical loss experience, current conditions, and a reasonable and supportable forecast of the economic environment. The Company utilizes a loss-rate approach for estimating current expected credit losses. In accordance with the loss-rate method, an adjusted historical loss rate is applied to the amortized cost of an asset or pool of assets at the balance sheet date.

In determining the CECL allowance, we considered various factors including (i) historical loss experience in our portfolio (ii) current performance of the US residential housing market, (iii) future expectations of the US residential housing market, and (iv) future expectations of short-term macroeconomic environment. Management estimates the allowance for credit losses using relevant information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. We utilize a reasonable and supportable forecast period of 12 months. The allowance for credit losses is maintained at a level sufficient to provide for expected credit losses over the life of the loan based on evaluating historical credit loss experience and making adjustments to historical loss information applied to the current loan portfolio. Refer to “Note 4 – Loans to Developers and Allowance for Expected Credit Losses” for further information regarding the CECL allowance.

The Company made an accounting policy election to exclude “Interest receivable on loans to developers” from the amortized cost basis of loans in determining the CECL allowance, as any uncollected accrued interest receivable is written off in a timely manner. Refer to “Nonaccrual and Past Due Loans” above for a description of the Company’s policies established to write-off interest.

Payments to holders of LROs or Georgia Notes, as applicable, depend on the payments received on the corresponding Loans; a reduction or increase of the expected future payments on Loans will decrease or increase the reserve for the associated LROs or Georgia Notes. The allowance calculated for Loans is accordingly applied as the reserve for LROs and Georgia Notes.

Refer to Note 4 for further discussion regarding the calculation of the allowance for credit losses.

Other Real Estate Owned

Foreclosed assets acquired through or in lieu of loan foreclosure are held for sale and are initially recorded at fair value less estimated selling costs. Any write-down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs of improvements are capitalized up to the fair value of the property, whereas costs relating to holding foreclosed assets and subsequent adjustments to the value are charged to operations. The other real estate owned balance is presented within “Other Current Assets” on the Company’s Consolidated Balance Sheet and has a balance of approximately $4,120,000 and $3,01,000 as of December 31, 2022, and 2021, respectively.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Software Development Costs

Software development costs primarily include internal and external labor expenses incurred to develop the software that powers the Company’s website. Certain costs incurred during the application development stage are capitalized based on specific activities tracked, while costs incurred during the preliminary project stage and post-implementation and operation stages are expensed as incurred. Capitalized software development costs are amortized over the estimated useful life of the related software. The Company recognized approximately $1,129,000 and $648,000 in expense related to amortization of software development costs for the years ended December 31, 2022, and 2021, respectively.

Property and Equipment

Property and equipment consists of computer equipment, furniture and fixtures, leasehold improvements, and office equipment. Property and equipment is stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated over the shorter of the life of the lease or the useful life of the improvements. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

Depreciation is computed using the following estimated useful lives:

Computer equipment	3 years
Software and website development costs	3 years
Office equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	5 years

Impairment of Long-Lived Assets

Long-lived assets, such as computer equipment, office equipment, furniture and fixtures, intangible assets, and software and website development costs, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized for an amount by which the carrying amount of the asset exceeds the fair value of the asset.

Intangible Assets

Intangible assets consist of the Company’s domain names. Intangible assets are being amortized over a 15-year period, their estimated useful lives, on a straight-line basis. The Company recognized approximately $2,000 in amortization expense during the years ended December 31, 2022, and 2021.

Equity Offering Costs

The Company accounts for offering costs in accordance with Accounting Standard Codification (“ASC”), ASC 340, Other Assets and Deferred Costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed.

For the year ended December 31, 2021, offering costs of approximately $344,000 incurred in connection with the issuance of Series B preferred stock were deferred and charged against the gross proceeds of the offering in stockholders’ equity.

For the year ended December 31, 2022, offering costs of approximately $78,698 and $157,082 incurred in connection with the issuance of Series B-2 preferred stock and Series B-3 preferred stock, respectively, were deferred and charged against the gross proceeds of the offering in stockholders’ equity.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Deferred Revenue

Deferred revenue consists of origination fee payments received in advance of revenue recognized. The deferred revenue balance is presented within “Accounts Payable and Accrued Expenses” on the Company’s Consolidated Balance Sheet and has a balance of approximately $3,120,552 and $3,522,000 as of December 31, 2022, and 2021, respectively.

Advertising Costs

The cost of advertising is expensed as incurred and presented within “Marketing and promotions” expenses in the Consolidated Statements of Operations. The Company incurred approximately $3,237,430 and $2,944,000 in advertising costs during the years ended December 31, 2022, and 2021, respectively.

Rent Expense

The Company recognizes rent expense on a straight-line basis over the term of the lease. The difference between rent expense and rent paid is recorded as deferred rent in the Consolidated Balance Sheets as a component of “Other liabilities”. Rent expense is presented within “General and administrative” expenses in the Consolidated Statements of Operations. The Company incurred approximately $456,400 and $411,700 in rent expense for office facilities during the years ended December 31, 2022, and 2021, respectively.

Share-Based Compensation

The Company recognizes as expense non-cash compensation for all stock-based awards for which vesting is considered probable. Such stock-based awards include stock options and warrants issued as compensation to employees and nonemployees. Non-cash compensation is measured at fair value on the grant date and expensed ratably over the vesting term. The fair value of each stock option and warrant is estimated using the Black-Scholes option pricing model.

Income Taxes

Deferred tax assets and liabilities are determined based on the temporary differences between the Consolidated Financial Statements carrying amounts and the tax basis of assets and liabilities using the enacted tax rates in effect in the years in which the differences are expected to reverse. In estimating future tax consequences, all expected future events are considered other than enactment of changes in the tax law or rates.

The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the Consolidated Financial Statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

The determination of recording or releasing income tax valuation allowance is made, in part, pursuant to an assessment performed by management regarding the likelihood that the Company will generate future taxable income against which benefits of its deferred tax assets may or may not be realized. This assessment requires management to exercise significant judgment and make estimates with respect to its ability to generate taxable income in future periods.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 2:	RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which requires lessees to recognize most leases on the balance sheet as a lease liability and corresponding right-of-use asset. Further clarification of this guidance was subsequently provided by FASB through the issuance of ASU 2018-10, Codification Improvements to Topic 842, Leases (“ASU 2018-10”), in July 2018 and the issuance of ASU 2018-11, Leases (Topic 842): Targeted Improvements (“ASU 2018-11”), in July 2018. The guidance in these pronouncements was effective for the Company for the year ended December 31, 2022.

During 2022, the Company evaluated the impact of adopting ASC Topic 842, Leases (“ASC 842”) and determined the impact to be immaterial on the overall consolidated financial results and Consolidated Financial Statements of the Company. As such, we have elected not to apply the recognition requirements under ASC 842 and have not recognized an ROU asset or liability on the Company’s Consolidated Balance Sheet as of December 31, 2022. The Company continues to recognize the expense related to this lease on a straight-line basis over the remaining lease term, presented within the Consolidated Statement of Operations at December 31, 2022.

In December 2019, the FASB issued Accounting Standards Update 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The amendments in this update simplify the accounting for income taxes by removing certain exceptions in Topic 740 and introducing other changes intended to clarify and improve existing guidance. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2020; for all other entities, the amendments are effective for fiscal years beginning after December 15, 2021. The Company adopted ASU 2019-12 on the effective date of January 1, 2022. The amendments were applied on a prospective basis and the adoption did not have a significant impact on the Company's financial results or the Consolidated Financial Statements contained herein.

In August 2020, the FASB issued Accounting Standards Update 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”). The amendments in this update simplify the accounting for convertible interest by removing the requirement to separately account for an embedded conversion feature from the host contract in certain instances. The guidance is effective for fiscal years beginning after December 15, 2023, with early adoption permitted. The Company is evaluating the impact that the implementation of this standard will have on the Company’s Consolidated Financial Statements.

In March 2022, the FASB issued Accounting Standards Update 2022-02, Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures. The amendments in this update eliminate the accounting guidance for TDRs by creditors in Subtopic 310-40, Receivables—Troubled Debt Restructurings by Creditors, while enhancing disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty. For public business entities, the amendments in this update require that an entity disclose current-period gross write-offs by year of origination for financing receivables and net investments in leases within the scope of Subtopic 326-20, Financial Instruments—Credit Losses—Measured at Amortized Cost, or entities that have adopted the amendments in Update 2016-13. The amendments in this Update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is evaluating the impact that the implementation of this standard will have on the Company’s Consolidated Financial Statements.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 3:	VARIABLE INTERST ENTITIES

In November 2021, the Company entered into a limited liability company agreement with two independent third parties, to form a joint venture, Groundfloor Jacksonville, LLC (“Jacksonville JV” or “JV”). The joint venture was formed to scale origination and investor activity in the fix-and-flip/buy-and-hold sector of the Jacksonville, Florida market by increasing the production of existing loan products offered by Groundfloor and its Affiliates and potentially developing new equity products.

On January 1, 2022, the Jacksonville JV commenced operations and the initial cash contributions were received from each the Initial Members of the Jacksonville JV, in proportion to their relative Membership Interest in the JV.

At the time of the initial cash contribution by the Members of the Jacksonville JV, the Company conducted an analysis to determine whether the Jacksonville JV is a VIE, and if a VIE, an evaluation of whether the Company is the primary beneficiary. Under the provisions of ASC 810, Consolidation, we have determined that the Jacksonville JV is a VIE and the Company is the primary beneficiary, based on the power to direct the activities that most significantly impact the entity’s economic performance. As such, the Company is required to consolidate the assets, liabilities, income and expenses of the Jacksonville JV within the accompanying Condensed Consolidated Financial Statements with a non-controlling interest for the third-party ownership of the joint venture's membership interests.

Accordingly, the Company accounted for the initial consolidation of the joint venture investment in accordance with the provisions of ASC 805, Business Combinations. At that time, the fair value of the Jacksonville JV’s net assets was $30,000. As such, no gain or loss was recognized by the Company upon initial consolidation as the fair value of the net assets of the Jacksonville JV was equal to the Members initial cash contribution amounts.

The following table presents the assets and liabilities of the Jacksonville JV, included in the Condensed Consolidated Balance Sheet as of December 31, 2022. The assets and liabilities presented below include only the third-party assets and liabilities of the consolidated VIE and excludes any intercompany balances, which were eliminated upon consolidation.

December 31,
2022
Assets:
Cash	$301,988
Loans to developers	43,624,441
Allowance for loans to developers	(729,196)
Interest receivable on loans to developers	3,040,727
Other current assets	236,000
Total assets	$46,473,960

Liabilities:
Accounts payable and accrued expenses	16,595
Total liabilities	$16,595

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 4:	LOANS TO DEVELOPERS AND ALLOWANCE FOR EXPECTED CREDIT LOSSES

The Company provides financing to Developers for real estate-related loans. Real estate loans include loans for unoccupied single family or multifamily renovations and new constructions costing between $30,000 and $2,000,000, with maturities ranging from six to eighteen months.

The following table presents the carrying amount of “Loans to developers, net” by performance state as of December 31, 2022, and 2021, respectively:

	December 31,
	2022	2021
Loan Performance State:
Current	$141,405,942	$131,203,243
Workout	82,872,431	37,190,846
Fundamental Default	16,215,743	8,037,621
Amortized Cost	$240,494,116	$176,431,710
Less: Allowance for loan losses	(6,046,819)	(3,164,650)
Carrying amount as of December 31	$234,447,297	$173,267,060

Allowance for Loan Losses

In assessing the CECL allowance, we consider historical loss experience, current conditions, and a reasonable and supportable forecast of the microeconomic and macroeconomic environment. We derived an annual historical loss rate based on the Company’s historical loss experience in our portfolio and adjusted this rate to reflect our expectations of the future environment based on forecasted data points relative to our loan portfolio.

At adoption on January 1, 2021, the CECL allowance was $3,360,000, consistent with the allowance under the incurred loss model as of December 31, 2020. Accordingly, no cumulative-effect adjustment was recorded to adopt the standard. The CECL allowance increased from December 31, 2021, to December 31, 2022. The increase is driven by management’s historical loss performance and assessment of microeconomic and macroeconomic conditions as of December 31, 2022.

The following tables present analyses of the allowance for credit losses by portfolio segment for the years ended December 31, 2022, and 2021:

Balance
Allowance for loan losses, December 31, 2021	$3,164,650
Loan allowance charged off	(1,046,142)
Provision for losses	3,928,311
Recoveries	-
Allowance for loan losses, December 31, 2022	$6,046,819

Balance
Allowance for loan losses, December 31, 2020	$3,360,000
Cumulative change in accounting principal (Note 2)	-
Allowance for loan losses, January 1, 2021 (adjusted for change in accounting estimate)	3,360,000
Loan allowance charged off	(414,295)
Provision for losses	218,945
Recoveries	-
Allowance for loan losses, December 31, 2021	$3,164,650

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Portfolio Segmentation

Management monitors the performance of loans within its portfolio by internally assigned grades and by year of origination. All loans originated by the Company are collateralized against residential real estate, and consistent across many key segmentation considerations such as borrower type, industry, financial asset type, loan term, and loan size. As such, in determining the Company’s application of the CECL standard management developed its allowance by evaluating historical losses and applying those adjusted losses to segments of the portfolio with which similar risk characteristics exist.

In assessing estimated credit losses, the segmentation variable used by management includes internal grades assigned to loans at origination. The Groundfloor underwriting team undertakes an assessment of each project and the proposed terms of the underlying loan to finalize the pricing terms (interest rate, maturity, repayment schedule, etc.) that the Company will accept. Groundfloor uses its proprietary Grading Algorithm to assign one of seven letter grades, from A to G, to each Project. The letter grade generally reflects the overall risk of the Loan. The Grading Algorithm factors in the following indicators that take into account the valuation and strength of a particular project and the experience and risk profile of the Borrower.

The relevant factors included within the algorithm that correlate with how well management believes the loan will perform include financial risk (loan to ARV ratio), underwriting risk (quality of valuation report, borrower credit quality and experience), borrower stake (commitment and skin-in-the game), as well as geographic location.

The following table presents “Loans to developers” carrying amount of our loan portfolio by portfolio segment and vintage of origination as of December 31, 2022:

	Year Originated
	2022	2021	2020	2019	2018	Total
Loan grades:
A	$2,447,948	$2,314,653	$-	$147,470	$-	$4,910,071
B	18,118,004	4,768,365	554,335	71,880	-	23,512,584
C	98,564,962	42,869,379	987,227	1,101,636	1,613,325	145,136,530
D	47,388,678	8,732,696	965,420	114,902	79,642	57,281,338
E	7,358,108	2,162,509	-	132,976	-	9,653,593
F	-	-	-	-	-	-
G	-	-	-	-	-	-
Amortized Cost	$173,877,700	$60,847,602	$2,506,982	$1,568,864	$1,692,967	$240,494,116
Less: Allowance for loan losses						(6,046,819)
Carrying Amount as of December 31, 2022						$234,447,297

Credit Quality Monitoring

The Company uses three performance states to better monitor the credit quality of outstanding loans. Outstanding loans are characterized as follows:

Current – This status indicates that no events of default have occurred, all payment obligations have been met or none are yet triggered.

Workout – This status indicates there has been one or more payment defaults on the Loan and the Company has negotiated a modification of the original terms that does not amount to a fundamental default.

F-18

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Fundamental Default – This status indicates a Loan has defaulted and there is a chance the Company will not be able to collect 100% of the principal amount of the Loan by the extended payment date of the corresponding LROs or Georgia Notes.

All credit quality indicators were updated as of December 31, 2022.

The following table presents “Loans to developers” carrying amount of our loan portfolio by credit quality indicator and vintage of origination as of December 31, 2022:

	Year Originated
	2022	2021	2020	2019	2018	Total
Loan performance state:
Current	$137,395,704	$4,010,238	$-	$-	$-	$141,405,942
Workout	36,481,996	44,828,887	1,516,547	-	-	82,872,431
Fundamental Default	-	12,008,477	945,435	1,568,864	1,692,967	16,215,743
Amortized Cost	$173,877,700	$60,847,602	$2,506,982	$1,568,864	$1,692,967	$240,494,116
Less: Allowance for loan losses						(6,046,819)
Carrying Amount as of December 31, 2022						$234,447,297

Nonaccrual and Past Due Loans

A Loan is placed on nonaccrual status when, in management’s judgment, the collection of the interest income appears doubtful. Loans placed in nonaccrual status stop accruing interest and, if collectability of interest is sufficiently doubtful, “Interest receivable on loans to developers” that has been accrued and is subsequently determined to have doubtful collectability is charged to “Interest income” and the corresponding “Accrued interest on limited recourse obligations” that has been accrued and is subsequently determined to have doubtful collectability is charged to “Interest expense.” Interest income on Loans that are classified as nonaccrual is subsequently applied to principal until the Loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. As of December 31, 2022, the Company placed Loans of approximately $35,673,000 recorded to “Loans to developers” on nonaccrual status. The Company has written off approximately $635,000 of interest receivable in the current period.

The following table presents an aging analysis of past due Loans as of December 31, 2022, and 2021:

	Amortized Cost	Allowance for Loan Losses	Loans to Developers, Net
Aging schedule:
Current	$143,472,561	$1,455,837	$142,016,724
Less than 90 days past due	41,160,208	812,196	40,348,012
More than 90 days past due	55,861,347	3,778,786	52,082,561
Total as of December 31, 2022	$240,494,116	$6,046,819	$234,447,297

	Amortized Cost	Allowance for Loan Losses	Loans to Developers, Net
Aging schedule:
Current	$133,003,496	$531,600	$132,471,896
Less than 90 days past due	25,692,956	108,774	25,584,182
More than 90 days past due	17,735,258	2,524,276	15,210,982
Total as of December 31, 2021	$176,431,710	$3,164,650	$173,267,060

F-19

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following is a summary of information pertaining to nonaccrual loans as of December 31, 2022:

Balance
Nonaccrual loans	$35,672,783

Interest income recognized on nonaccrual loans	$5,714,335

The following is a summary of information pertaining to nonaccrual loans as of December 31, 2021:

Balance
Nonaccrual loans	$18,118,033

Interest income recognized on nonaccrual loans	$2,657,427

NOTE 5:	OTHER CURRENT ASSETS

“Other current assets” as of December 31, 2022, and 2021, consists of the following:

	2022	2021
Other real estate owned (1)	$4,120,463	$3,001,421
Due from related party (2)	285,300	318,988
Other	1,098,172	259,828
Other current assets	$5,503,935	$3,580,237

(1)	During the year ended December 31, 2022, the Company transferred $4,960,000 from “Loans to developers” to “Other current assets”. Other real estate owned met the held for sale criteria and have been recorded at the lower of carrying amount or fair value less cost to sell. There was no impact to the Company’s Consolidated Statements of Operations from this transfer. The Company recorded a decrease of approximately $1,150,000 to “Loans to developers” and an offsetting decrease to “Limited recourse obligations”.

(2)	Loan and accrued interest receivable from related parties. Refer to Note 12 – Related Party Transactions.

NOTE 6:	PROPERTY, EQUIPMENT, SOFTWARE, WEBSITE AND INTANGIBLE ASSETS, NET

“Property, equipment, software, website development costs, and intangible assets, net” at December 31, 2022 and 2021, consists of the following:

	2022	2021
Software and website development costs	$6,349,726	$3,681,563
Computer equipment	169,645	169,645
Leasehold improvements	29,942	29,942
Furniture and fixtures	212,251	212,251
Office equipment	44,748	44,747
Domain names	30,000	30,000
Total property, equipment, software, website and intangible assets	6,836,312	4,168,148
Less: accumulated depreciation and amortization	(3,749,522)	(2,522,531)
Property, equipment, software, website and intangible assets, net	$3,086,790	$1,645,617

Depreciation and amortization expense on “Property, equipment, intangible assets, software, and website development costs, net” for the years ended December 31, 2022, and 2021 was approximately $1,226,991 and $732,000, respectively. Amortization of software and website development costs is included as a component of “Development” and depreciation of property, equipment, and intangible assets is included as a component of “General and administrative” in the Consolidated Statements of Operations.

F-20

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 7:	ACCOUNTS PAYABLE AND ACCRUED EXPENSES

“Accounts payable and accrued expenses” at December 31, 2022 and 2021, consists of the following:

	2022	2021
Deferred loan origination fees	$3,120,552	$3,522,017
Accrued interest expense (1)	534,771	123,643
Trade accounts payable	557,751	1,103,984
Accrued employee compensation	107,626	383,315
Other	14,834	14,870
Accounts payable and accrued expenses	$4,335,534	$5,147,829

(1)	“Accrued interest expense” includes interest related to corporate debt instruments as described in Note 8.

NOTE 8:	DEBT

2019 Subordinated Convertible Notes

From September 2019 to December 2019, the Company issued subordinated convertible notes (the “2019 Subordinated Convertible Notes”) to Investors for total proceeds of $3,607,000. The 2019 Subordinated Convertible Notes bear interest at the rate of 10% per annum. The outstanding principal and all accrued but unpaid interest is due and payable on the earlier of August 30, 2021, or the consummation of a sale of the Company by consolidation, merger, change of majority ownership, or sale or other disposition of all or substantially all of the assets of the Company (the “Maturity Date”). In the event of a closing of a preferred stock financing with gross proceeds of at least $8,000,000 (“Qualified Preferred Financing”) prior to the Maturity Date, the outstanding principal and all accrued but unpaid interest may be converted into shares of preferred stock issued in the financing at a price per share equal to 90% of the offering price per share in the Qualified Preferred Financing. At any time after six months after the issuance of a 2019 Subordinated Convertible Note, the investor may convert all or a portion of the outstanding principal and accrued interest into shares of common stock at 90% of the per share price of common stock at the time of conversion, as reasonably determined by the Board. The indebtedness represented by the 2019 Subordinated Convertible Notes is subordinated in all respects to the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement, and other amounts due in connection with the Revolver.

Because of the contractual right of noteholders to convert their holdings to common stock at a discount to fair value, the Company determined that the 2019 Subordinated Convertible Notes contain a beneficial conversion feature. The Company recognized this beneficial conversion feature as a debt discount and component of additional paid-in capital at the in-the-money amount of approximately $401,000 at the time of issuance. The discount is being amortized to interest expense until the earlier of maturity or exercise of the conversion option. For the year ended December 31, 2021, respectively, approximately $126,386 was amortized to "Interest expense on corporate debt instruments” in the Consolidated Statements of Operations.

In 2021, certain holders of the 2019 Subordinated Convertible Notes converted their holdings into common stock, or Series B preferred stock, at the discretion of the noteholder. Additionally, noteholders were repaid $1,686,700 in principal and $324,500 in accrued interest at the maturity date. The Company granted all noteholders a time-limited option to convert their holdings on more favorable terms than those specified in the contractual agreement. Noteholders converted $151,000 in principal and approximately $32,000 in accrued interest into 7,463 shares of common stock at a conversion price of $15.75, a 10% discount to the per share price of common stock at the time of conversion, and into 3,759 shares of common stock at a conversion of $17.50, the fair value the common stock at conversion. Noteholders also converted $261,000 in principal and approximately $47,000 in accrued interest into 16,928 shares of Series B preferred stock at a conversion price of $18.23, a 0% discount to the price per share of Series B preferred stock at the time of conversion.

F-21

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In November 2021, the Company repaid the remaining principal of $688,700 and accrued but unpaid interest of $137,000 related to the notes related to the 2019 Subordinated Convertible Notes. Therefore, principal of $0 on the 2019 Subordinated Convertible Notes, net of an unamortized discount of approximately $0, was outstanding as of December 31, 2021. Accrued interest on the 2019 Subordinated Convertible Notes, presented within “Accounts payable and accrued expenses” in the Company’s Consolidated Balance Sheets, was approximately $0 as of December 31, 2021. The interest expense related to the 2019 Subordinated Convertible Notes for the year ended December 31, 2021, was $208,000 and included within "Interest expense on corporate debt instruments”.

2021 Subordinated Convertible Notes

From August 2021 to November 2021, the Company issued subordinated convertible notes (the “2021 Subordinated Convertible Notes”) to Investors for total proceeds of $5,000,000. The 2021 Subordinated Convertible Notes bear interest at the rate of 12% per annum. The outstanding principal and all accrued but unpaid interest is due and payable on the earlier of August 31, 2023, or the consummation of a sale of the Company by consolidation, merger, change of majority ownership, or sale or other disposition of all or substantially all of the assets of the Company (the “Maturity Date”). In the event of a closing of a preferred stock financing with gross proceeds of at least $20,000,000 (“Qualified Preferred Financing”) prior to the Maturity Date, the outstanding principal and all accrued but unpaid interest may be converted into shares of preferred stock issued in the financing at a price per share equal to 90% of the offering price per share in the Qualified Preferred Financing. At any time after six months after the issuance of a 2021 Subordinated Convertible Note, the investor may convert all or a portion of the outstanding principal and accrued interest into shares of common stock at 90% of the per share price of common stock at the time of conversion, as reasonably determined by the Board. Because of the contractual right of noteholders to convert their holdings to common stock at a discount to fair value, the Company determined that the 2021 Subordinated Convertible Notes contain a beneficial conversion feature. The Company recognized this beneficial conversion feature as a debt discount and component of additional paid-in capital at the in-the-money amount of approximately $555,556 at the time of issuance. The discount is being amortized to interest expense until the earlier of maturity or exercise of the conversion option. For the years ended December 31, 2022, and 2021, respectively, approximately $348,147 and $64,700 was amortized to "Interest expense on corporate debt instruments” in the Consolidated Statements of Operations.

In 2022, certain holders of 2021 Subordinated Convertible Notes converted their holdings into common stock. Pursuant to these terms, Noteholders converted $1,261,170 in principal and approximately $81,410 in accrued interest into 48,394 shares of common stock at a conversion price of $27.74, a 10% discount to the per share price of common stock at the time of conversion.

Principal of $3,738,830 and $5,000,000 on the 2021 Convertible Notes, net of an unamortized discount of approximately $142,636 and $490,783 was outstanding as of December 31, 2022, and 2021, respectively. Accrued interest on the 2021 Subordinated Convertible Notes, presented within “Accounts payable and accrued expenses” in the Company’s Consolidated Balance Sheets, was approximately $534,771 and $123,600 as of December 31, 2022, and 2021, respectively. The related interest expense of $492,537 and $123,600 is included within "Interest expense on corporate debt instruments” for the years ended December 31, 2022, and 2021, respectively.

2021 Promissory Notes

On August 30, 2021, the Company issued promissory notes (the “2021 Promissory Notes”) to investors for total proceeds of $611,040. The 2021 Promissory Notes bear interest at the rate of 14% per annum. The outstanding principal and all accrued but unpaid interest is due and payable on the earlier of August 30, 2022, or the date the Company raises at least an aggregate $4,000,000 of new cash from any debt or financing closing after September 1, 2021.

As a result of cash financing received from other debt instruments, pursuant the 2021 Promissory Note purchase agreement the Company repaid all principal and accrued interest in December 2021. Interest expense related to the 2021 Promissory Notes is included within “Interest expense on corporate debt instruments” on the Consolidated Statement of Operations and equals $21,600 for the year ended December 31, 2021.

F-22

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

GROUNDFLOOR Notes

During the years ended December 31, 2022, and 2021, the Company entered into various secured promissory notes, (the “GROUNDFLOOR Notes”), with accredited Investors. The GROUNDFLOOR Notes are used for the purpose of the Company to originate, buy, and service loans for the purpose of building, buying, or rehabilitating single family and multifamily structures, or buying land, for commercial purposes. The GROUNDFLOOR Notes are issued and secured by the assets of Groundfloor Real Estate 2 LLC, a wholly owned subsidiary of Groundfloor Finance, Inc. As collateral security for GROUNDFLOOR Notes, the Company granted first priority security interest in all the loan assets of its wholly owned subsidiary, Groundfloor Real Estate 2 LLC, subject to certain exceptions.

During the years ended December 31, 2022, and 2021, respectively, there were 97 and 69 notes entered into with stated interest rates ranging from 2.0% to 14.0% and with terms ranging from 30 days to 24 months. The principal sum of $43,135,300 and $46,096,000 remains outstanding as of December 31, 2022, and 2021, respectively, and is presented in “Short-term notes payable” on the Company’s Consolidated Balance Sheets. The principal sum of $22,325,700 and $0 remains outstanding as of December 31, 2022, and 2021, respectively, and is presented in “Long-term notes payable” on the Company’s Consolidated Balance Sheets.

Interest expense incurred on GROUNDFLOOR Notes, presented with in “Interest expense” on the Company’s Consolidated Statement of Operations, was $4,507,391 and $2,167,211 for the years ended December 31, 2022, and 2021, respectively. Accrued interest on the GROUNDFLOOR Notes, presented within “Accrued interest on limited recourse obligations” in the Company’s Consolidated Balance Sheets, was approximately $65,400 and $352,100 at December 31, 2022 and 2021, respectively.

Stairs Notes

During the years ended December 31, 2022, and 2021, the Company entered into various secured promissory notes, (the “Stairs Notes”), with Investors. The Stairs Notes are issued and secured by the assets of Groundfloor Yield LLC, a wholly owned subsidiary of Groundfloor Finance, Inc. Investors in Stairs Notes do not directly invest in Loans held by the Company; rather, the Stairs Notes are general obligations of the Company, and the proceeds thereof will be used primarily to originate, buy, and service loans for the purpose of building, buying, or rehabilitating single family and multifamily structures, or buying land, for commercial purposes. As collateral security for Stairs Notes, the Company granted first priority security interest in all the loan assets of its wholly owned subsidiary, Groundfloor Yield LLC, subject to certain exceptions.

During the years ended December 31, 2022, and 2021, there were a total of 1,017 and 368 notes, respectively, entered into, each with a stated interest rate of 4-6% and term of 5 days. The principal sum of $44,325,580 and $20,985,800 remained outstanding as of December 31, 2022, and 2021, respectively, and is presented in “Short-term notes payable” on the Company’s Consolidated Balance Sheets.

Interest paid to Stairs investors totaled $2,064,918 and $142,500 for the years ended December 31, 2022 and 2021, respectively and is presented within “Interest expense” on the Company’s Consolidated Statement of Operations.

F-23

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Paycheck Protection Program Loan

The Paycheck Protection Program (“PPP”), established by the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and sponsored by the U.S. Small Business Administration (“SBA”), and is providing small businesses – sole proprietors, independent contractors, and, with certain industry exceptions, businesses with fewer than 500 employees – the opportunity to apply for a loan of up to $10 million to cover up to eight weeks of payroll costs, including benefits. Funds may also be used to cover interest on mortgage obligations, leases, and utilities incurred or in place before February 15, 2020. Based on current SBA guidance, PPP loans can be forgiven as long as (i) loan proceeds are used for covered expenses, (ii) full-time employee headcount is maintained during the eight-week period covered by the PPP loan, (iii) compensation for employees who earned less than $100,000 on an annualized basis in 2019 is not reduced by more than 25% during the covered period, and (iv) not more than 40% of the amount forgiven may be for non-payroll costs. In April 2020, the Company obtained an $829,100 loan under the PPP (“First PPP Loan”). The Company used the First PPP Loan proceeds to cover payroll costs, rent and utilities in accordance with the relevant terms and conditions of the CARES Act. In January 2021, the Company applied for forgiveness of the First PPP Loan with the Secretary of the Treasury and Small Business Administration (SBA). In March 2021, the Company received notice that our request for forgiveness was approved, and our First PPP Loan principal and interest were deemed paid in full. Upon the forgiveness of our obligations of the First PPP Loan promissory note, a gain was recognized of $829,100 in “Other income (expense)” on the Consolidated Statement of Operations for the year ended December 31, 2021.

The Company’s First PPP Loan balance, presented within “Short-term notes payable” in the Company’s Consolidated Balance Sheets, was $0 at 2021, respectively.

In April 2021, the Company obtained a new loan under the PPP (“Second PPP Loan”) for $829,000. The Company used the Second PPP Loan proceeds to cover payroll costs, rent and utilities in accordance with the relevant terms and conditions of the CARES Act. In August 2021, the Company submitted an application for 100% loan forgiveness related to the Second PPP Loan received in 2021 through the Paycheck Protection Program. In May 2022, the Company received notice that our request for forgiveness was approved, and our Second PPP Loan principal and interest were deemed paid in full. Upon the forgiveness of our obligations of the Second PPP Loan promissory note, a gain was recognized of $829,000 in “Other income (expense)” on the Consolidated Statement of Operations for the year ended December 31, 2022.

The Company’s Second PPP Loan balance, presented within “Short-term notes payable” in the Company’s Consolidated Balance Sheets, was $0 and $829,000 as of December 31, 2022, and 2021, respectively.

NOTE 9:	STOCKHOLDERS’ Equity (Deficit)

Capital Structure

Authorized Shares - As of December 31, 2022, the Company is authorized to issue 30,000,000 shares of no par value common stock and 20,000,000 shares of no par value preferred stock. The preferred stock has been designated as Series B-2 Preferred Stock (the “Series B-2), consisting of 243,348 shares, Series A Preferred Stock (the “Series A”), consisting of 747,373 shares, Series B Preferred Stock (the “Series B”), consisting of 441,940 shares, Series Seed Preferred Stock (the “Series Seed”), consisting of 568,796 shares, Series B-3 Preferred Stock (the “Series B-3”), consisting of 230,000 shares, (collectively, “Preferred Stock”).

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GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Common Stock Transactions

In 2018, the Company launched an offering of its common stock under Tier 2 of Regulation A pursuant to an offering statement on Form 1-A qualified by the SEC (the “2018 Common Stock Offering”). The Company offered up to 500,000 shares of common stock at $10 per share, with a minimum investment of $100, or ten shares of common stock. The aggregate initial offering price of the common stock will not exceed $5,000,000 in any 12-month period, and there is no minimum offering amount. The Company may issue up to 30,000 additional bonus shares. The 2018 Common Stock Offering closed on July 31, 2018. During the 2018 Common Stock Offering, the Company issued 437,917 shares of common stock for gross proceeds of $4,228,700. The Company incurred offering costs of approximately $125,000 related to the 2018 Common Stock Offering.

In conjunction with the 2018 Common Stock Offering, certain holders of Restated Subordinated Convertible Notes converted their outstanding principal and accrued interest into common stock at a contractually agreed upon 10% discount to the offered price. In 2018, approximately $278,000 in notes principal and accrued interest were converted into 30,847 shares of common stock. In 2019, approximately $1,289,000 in notes principal and accrued interest were converted into 143,223 shares of common stock.

In 2018, the Company entered into a common stock purchase agreement for private placement of 125,000 shares of the Company’s common stock for gross proceeds of $1,500,000.

In 2019, the Company launched an offering of its common stock under Tier 2 of Regulation A pursuant to an offering statement on Form 1-A qualified by the SEC (the “2019 Common Stock Offering”). The Company offered up to 900,000 shares of common stock at $15.00 per share, with a minimum investment of $150, or 10 shares of common stock. According to the terms of the offering statement, the aggregate initial offering price of the common stock will not exceed $13,500,000 in any 12-month period, and there is no minimum offering amount. The Company may issue up to 30,000 additional bonus shares through an incentive program available to investors who had provided a previous indication of interest in investing in the Company. The 2019 Common Stock Offering closed on a rolling basis from January 2019 to July 2019. As a result of the offering, the Company received gross proceeds of approximately $3,115,000 in exchange for the issuance of 214,535 shares of common stock, including 6,800 bonus shares issued through the incentive program described above. The proceeds are presented in the Consolidated Balance Sheets as a component of stockholders’ equity, net of direct offering costs of approximately $42,000 incurred.

In conjunction with the 2019 Common Stock Offering, certain holders of Restated Subordinated Convertible Notes converted their outstanding principal and accrued interest into common stock at a contractually agreed upon 10% discount to the offered price. In 2019, approximately $60,000 in notes principal and accrued interest were converted into 4,440 shares of common stock.

In 2020, the Company launched an offering of its common stock under Tier 2 of Regulation A pursuant to an offering statement on Form 1-A qualified by the SEC (the “2020 Common Stock Offering”). Participation in the 2020 Common Stock Offering was limited to existing shareholders. The Company offered shares of common stock at $17.50 per share, with a minimum investment of $175, or 10 shares of common stock. According to the terms of the offering statement, the aggregate initial offering price of the common stock will not exceed $5,000,000 in any 12-month period, and there is no minimum offering amount. As a result of the offering, the Company received gross proceeds of approximately $539,000 in exchange for the issuance of 30,794 shares of common stock.

In 2022, the third-party investor, in conjunction with the purchase of shares of the Company’s newly issued Series B-2 Preferred Stock, executed an additional purchase of 60,765 shares of the Company’s common stock through direct, secondary transfer of shares owned by existing shareholders. Accordingly, the common stock transfers between existing shareholders and the third-party investor did not result in any cash proceeds received or issuance costs incurred by the Company. As such, the transfer of shares between the existing shareholders and third-party investor resulted in no impact to the Company’s gross capitalization at December 31, 2022.

In 2022, 14,758 shares of Series Seed were converted to common stock.

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GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In 2022, the Company launched an offering of its common stock under Tier 2 of Regulation A pursuant to an offering statement on Form 1-A qualified by the SEC (the “2022 Common Stock Offering”). Participation in the 2022 Common Stock Offering was limited to existing shareholders. The Company offered shares of common stock at $30.82 per share. As a result of the offering, the Company received gross proceeds of approximately $1,531,724 in exchange for the issuance of 49,700 shares of common stock.

Preferred Stock Transactions

Series B-2

In 2022, the Company received gross proceeds of $5,833,262 in exchange for the issuance of 396,724 shares of Series B-2 Preferred Stock (“Series B-2 Preferred Stock”), presented net of offering costs of $78,698 in the Consolidated Balance Sheets as a component of stockholders’ equity.

Series B

In 2020, the Company launched an offering of 548,546 shares of Series B Preferred Stock at $18.23 per share (“Series B Preferred Stock Offering”). According to the terms of the offering statement, the aggregate initial offering price of the Series B Stock will not exceed $10,000,000 in any 12-month period, and the Company will not execute sales of any securities under Regulation A that aggregate more than $50,000,000 in any twelve-month period.

Since the launch of the offering, the Company has offered its Series B Stock on a continuous basis directly through the Company website, and also on the online platform utilized by SI Securities, LLC located at www.seedinvest.com, to both accredited and non-accredited investors.

The offering closed July 2021. As a result of the offering, the Company has, as of December 31, 2021, received gross proceeds of approximately $7,232,279 in exchange for the issuance of 396,724 shares of Series B preferred stock, presented net of offering costs of $575,989 in the Consolidated Balance Sheets as a component of stockholders’ equity. Pursuant to the offering, certain holders of 2019 Subordinated Convertible Notes converted their holdings into Series B Preferred Stock as discussed in Note 8.

Series A

In 2015, the Company issued 709,812 shares of Series A to Investors for total proceeds of $4,748,705. In conjunction with the equity issuance, the Company converted all outstanding promissory notes payable and accrued interest totaling $251,295 into 37,561 shares of Series A.

Series Seed

During 2015 and 2014, the Company issued 201,146 and 91,259 shares, respectively, to Investors for total proceeds of $1,047,000 and $475,000. In conjunction with the equity issuance in 2014, the Company converted all outstanding convertible notes payable and accrued interest totaling $1,098,388 into 276,391 shares of Series Seed.

Series B-3

In 2022, the Company launched an offering of 230,000 shares of Series B-3 Preferred Stock at $43.90 per share (“Series B-3 Preferred Stock Offering”). Since the launch of the offering, the Company has offered its Series B-3 Preferred Stock on a continuous basis directly the online platform utilized by Wefunder Portal LLC located at www.wefunder.com, to both accredited and non-accredited investors.

The offering closed November 2022. As a result of the offering, the Company has, as of December 31, 2022, received gross proceeds of approximately $2,294,402 in exchange for the issuance of 52,265 shares of Series B-3 Preferred Stock, presented net of offering costs of $157,082 in the Consolidated Balance Sheets as a component of stockholders’ equity.

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GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following is a summary of the rights and privileges of the Preferred Stockholders as of December 31, 2022, and 2021.

Voting - The holders of Preferred Stock are entitled to one vote for each share of common stock into which the preferred shares are convertible.

Liquidation - Upon any liquidation, dissolution, or winding up of the Company, the holders of Series B-2 shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of Series B, Series A, Series Seed, Series B-3 or common stock, an amount per share equal to the greater of: i) the Series A original issue price of $30.82 per share, plus any dividends declared but unpaid, and ii) such amount per share as would have been payable had all shares of Series B-2 been converted into common stock immediately prior to such liquidation, dissolution, or winding up. If the available assets are insufficient to pay the holders of shares of Series B-2 the full amount to which they shall be entitled, then all of the available assets shall be distributed to the holders of the Series B-2 pro rata in accordance with their ownership thereof.

After payment in full of the Series B-2 preference amount, the Series B stockholders are entitled to a liquidation preference equal to the greater of: i) the Series B original issue price of $18.23 per share, plus any dividends declared but unpaid, or ii) such amount per share as would have been payable had all shares of Series B been converted into common stock immediately prior to such liquidation, dissolution, or winding up. If the available assets are insufficient to pay the holders of shares of Series B the full amount to which they shall be entitled, then all of the available assets shall be distributed to the holders of the Series B pro rata in accordance with their ownership thereof.

After payment in full of the Series B preference amount, the Series A stockholders are entitled to a liquidation preference equal to the greater of: i) the Series A original issue price of $6.69 per share, plus any dividends declared but unpaid, or ii) such amount per share as would have been payable had all shares of Series A been converted into common stock immediately prior to such liquidation, dissolution, or winding up. If the available assets are insufficient to pay the holders of shares of Series A the full amount to which they shall be entitled, then all of the available assets shall be distributed to the holders of the Series A pro rata in accordance with their ownership thereof.

After payment in full of the Series A preference amount, the Series Seed stockholders are entitled to a liquidation preference equal to the greater of: i) the Series Seed original issue price of $5.205 per share, plus any dividends declared but unpaid, or ii) such amount per share as would have been payable had all shares of Series Seed been converted into common stock immediately prior to such liquidation, dissolution, or winding up. If the available assets are insufficient to pay the holders of shares of Series Seed the full amount to which they shall be entitled, then all of the available assets shall be distributed to the holders of the Series Seed pro rata in accordance with their ownership thereof.

After payment in full of the Series Seed preference amount, the Series B-3 stockholders are entitled to a liquidation preference equal to the greater of: i) the Series B-3 original issue price of $43.90 per share, plus any dividends declared but unpaid, or ii) such amount per share as would have been payable had all shares of Series B-3 been converted into common stock immediately prior to such liquidation, dissolution, or winding up. If the available assets are insufficient to pay the holders of shares of Series B-3 the full amount to which they shall be entitled, then all of the available assets shall be distributed to the holders of the Series B-3 pro rata in accordance with their ownership thereof.

Any assets remaining after such preferential distribution shall be distributed to holders of the common stock.

Conversion - Shares of Preferred Stock are convertible into shares of common stock at the option of the holder at any time. The number of common stock shares for Preferred Stock can be determined by dividing the original issue price by the then-effective conversion price.

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GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Mandatory Conversion - All outstanding shares of Preferred Stock shall automatically be converted into shares of common stock upon the closing of the sales of shares of common stock to the public, with gross proceeds to the Company of at least $20,000,000. All outstanding shares of Series B-2, Series B, Series A, Series Seed, and Series B-3 Stock shall automatically be converted into shares of common stock by the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series B-2, Series B, Series A, Series Seed, and Series B-3 Stock, respectively, each voting as a single class.

Dividends - All dividends shall be declared pro rata on the common stock and Preferred Stock on a pari passu basis according to the numbers of common stock held by such holders on an as converted basis.

NOTE 10:	stock options and warrants

Stock Options

In August 2013, the Company adopted the 2013 Stock Option Plan (the “Plan”). The Plan provides incentives to eligible employees, officers, and directors in the form of incentive stock options, non-qualified stock options, and restricted stock awards. The Company may also grant other stock-based awards under the Plan, including performance-based awards. The Company has reserved a total of 950,000 shares of common stock for issuance under the Plan. Of these shares, 183,987 shares are available for future stock option grants as of December 31, 2022.

In January 2022, the Company amended the “Plan” to increase the number of shares of common stock reserved for issuance from 400,000 as it existed at December 31, 2021, to 950,000 shares.

The Board of Directors has the authority to administer the Plan and determine, among other things, the interpretation of any provisions of the Plan, the eligible employees who are granted options, the number of options that may be granted, vesting schedules, and option exercise prices. The Company’s stock options have a contractual life not to exceed ten years. The Company issues new shares of common stock upon exercise of stock options.

Due to limited historical data, the Company estimates stock price volatility based on the actual volatility of comparable publicly traded companies over the expected life of the option. The expected term represents the average time that options that vest are expected to be outstanding. The expected term for options granted to non-employees is the contractual life. The risk-free rate is based on the United States Treasury yield curve for the expected life of the option.

Management used the Black-Scholes-Merton option pricing model to determine the fair value of options issued during the years ended December 31, 2022, and 2021.

The assumptions used to calculate the fair value of stock options granted are as follows:

For the Year Ended December 31, 2022	Non- Employees	Employees
Estimated dividend yield	-%	-%
Expected stock price volatility	55.0%	50.0%
Risk-free interest rate	1.8 – 2.7%	1.7 – 4.3%
Expected life of options (in years)	10.0	6.25
Weighted-average fair value per share	$18.99	$14.89

For the Year Ended December 31, 2021	Non- Employees	Employees
Estimated dividend yield	-%	-%
Expected stock price volatility	55.0%	50.0%
Risk-free interest rate	1.3%	1.1%
Expected life of options (in years)	10.0	6.25
Weighted-average fair value per share	$10.74	$8.45

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GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following summarizes the stock option activity for the years ended December 31, 2022, and 2021:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding as of December 31, 2020	370,179	$8.55
Exercised	(7,825)	8.71
Terminated	(33,124)	16.47
Granted	87,706	18.81
Outstanding as of December 31, 2021	416,936	$10.08
Exercised	(1,967)	12.76
Terminated	(56,738)	26.62
Granted	371,234	22.55
Outstanding as of December 31, 2022	729,465	$15.13	7.1	$20,985,000
Exercisable as of December 31, 2022	439,806	10.77	5.7	14,569,000
Expected to vest after December 31, 2022	289,659	$21.77	9.1	$6,363,000

The following table summarizes certain information about all stock options outstanding as of December 31, 2022:

Exercise Price	Number of Options Outstanding	Weighted-Average Remaining Contractual Life (In Years)	Number of Options Exercisable
$0.67	64,000	1.0	64,000
1.87	36,000	2.6	36,000
2.40	68,367	4.3	68,367
3.99	10,000	1.8	10,000
10.00	19,975	5.6	19,725
12.00	32,251	6.0	32,251
15.00	25,437	6.6	22,469
17.50	83,839	7.9	70,569
19.20	334,544	9.0	113,584
30.82	42,802	9.5	2,841
43.90	12,500	9.9	-
	729,465		439,806

As of December 31, 2022, there was approximately $1,341,400 of total unrecognized compensation cost related to stock option arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 2.0 years. The total intrinsic value of stock option awards exercised was approximately $59,012 during the fiscal year ended December 31, 2022.

The Company recorded approximately $46,050 and $32,200 in non-employee and $470,587 and $372,300 in employee share-based compensation expense during 2022 and 2021, respectively.

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GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Performance-Based Grants

During 2021, the Company granted performance-based awards to employees that entitled the recipients to earn up to 162,500 shares, if certain performance criteria are achieved over a three-year period. The actual number of shares to be issued will be determined by when performance criteria are met during the three-year period. The performance-based awards granted are based upon the Company’s ability to achieve certain investor customer acquisition targets. Performance based awards are recognized as compensation expense based on fair value on date of grant, the number of shares management ultimately expects to vest and the vesting period. As of December 31, 2022, there are 54,200 eligible performance-based awards, which are expected to be exercised by management and are included as granted in the option activity table above.

The grant date fair value of the options was calculated using the Black-Scholes-Morton pricing model with the following assumptions: (i) a stock price of $19.20 per share, (ii) an exercise price $19.20 per share, (iii) an estimated risk-free interest rate of 1.24%, (iv) a weighted average estimated term of 6.01 years, (v) volatility of 50%, and (vi) dividend yield of 0%. These assumptions resulted in a total grant date fair value of approximately $502,800, or $9.28 per option.

Compensation expense of $170,100 and $29,700 was recognized for performance awards granted in 2022 and 2021, respectively. The total unrecognized compensation cost related to performance awards was $303,000 and $473,100 at December 31, 2022, and 2021, respectively, and the weighted-average period over which this expense will be recognized is 2.5 years.

Equity Incentive Plan

In February 2022, the Company issued stock options to certain employees, which contained an early-exercise provision, whereby the options were exercisable immediately by the holder upon issuance. Pursuant to the terms of the stock-option agreement, certain of the employees elected to participate in the early exercise option to purchase shares of the Company’s common stock. The Company issued 224,000 shares of common stock, at a per share price of $19.20, to the employees who elected to participate in the early exercise.

Shares of common stock issued upon the early exercise of options are not considered outstanding, for accounting purposes, as the grantee is not yet entitled to the rewards of share ownership. As such, the shares of common stock resulting from the early exercise are not shown as outstanding on the face of the Company’s Consolidated Balance Sheet and are excluded from earnings (loss) per share until the satisfaction of the vesting conditions have been met.

The shares of common stock were purchased by each employee in exchange for a promissory note (the “Note”), which accrues interest at the rate of 1.4% per annum and is partially collateralized by the assets of the employee (the notes are 50% recourse and 50% non-recourse). Although the promissory note was issued as partially recourse, the Note must be accounted for as non-recourse in its entirety as the recourse provisions of the Note are not aligned with a corresponding percentage of the underlying shares.

Accordingly, the Company has accounted for the combination of the issuance of promissory notes to employees in exchange for shares of common stock as a stock option for accounting purposes, as the substance is similar to the grant of an option. While the shares of common stock purchased by the employees in exchange for a promissory note are considered legally issued, the shares are not deemed, for accounting purposes, outstanding until all of the options are fully vested and the outstanding principal and accrued interest due on the note is repaid in full.

The grant date fair value of the options was calculated using the Black-Scholes-Morton pricing model with the following assumptions: (i) a stock price of $19.20 per share, (ii) an exercise price $19.20 per share, (iii) an estimated risk-free interest rate of 1.68%, (iv) a weighted average estimated term of 6.04 years, (v) volatility of 50%, and (vi) dividend yield of 0%. These assumptions resulted in a total grant date fair value of approximately $2,270,000, or $9.38 per option.

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GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

During the year ended December 31, 2022, 96,665 of the outstanding shares vested and the Company recognized approximately $623,600 of stock-based compensation expense related to the early exercise of these options.

At December 31, 2022, the unrecognized stock-based compensation cost related to the unvested shares was approximately $1,474,500, which will be recognized over a weighted-average remaining vesting period of 2.2 years.

Restricted Stock

In October 2021, an employee purchased 34,720 shares of common stock (the “Restricted Stock”) at a purchase price of $19.20, under the terms of a restricted common stock purchase agreement. These shares were purchased in exchange for a promissory note (the “Promissory Note”) equal to $666,624. The Restricted Stock issuance vests in equal installments every three-months after the Initial Vesting Commencement Date, subject to the employee’s continuous service with the Company. The Company may repurchase all of the unvested shares following the employee’s termination at the original purchase price. The Promissory Note accrue interest at the rate of 0.86% per annum and are repayable at the earlier of (a) October 15, 2025; (b) the occurrence of SOX compliance issues; or (c) the occurrence of a change of control. The Promissory Note is fully collateralized by the 34,720 shares purchased by the employee per the restricted common stock purchase agreement.

The Promissory Note issued by the Company is stated as a full-recourse note however management has accounted for the Promissory Note as a non-recourse since note is forgiven in 1/5th installments at the yearly anniversary of employment and the amount of the note is aligned with a corresponding percentage of the underlying shares. Accordingly, the non-recourse note received by the Company as consideration for the issuance of the restricted stock has been considered a stock option for accounting purposes as the substance is similar to the grant of an option. The exercise price is the principal due on the note. The stated interest rate of the Promissory Note is reflected as the dividend yield. The fair value of the award is recognized over the requisite service period (not the term of the Promissory Note) through a charge to compensation cost. The maturity date of the Promissory Notes reflects the legal term for purposes of valuing the award.

During the year-ended December 31, 2021, the grant date fair value of the Restricted Stock was calculated using the Black-Scholes-Morton pricing model with the following assumptions: (i) a stock price of $19.20 per share, (ii) an exercise price $19.20 per share, (iii) an estimated risk-free interest rate of 1.2%, (iv) a weighted average estimated term of 6.25 years, (v) volatility of 50%, and (vi) dividend yield of 0%. These assumptions resulted in a total grant date fair value of approximately $325,700, or $9.38 per option.

During the year-ended December 31, 2022, 8,680 shares of Restricted Stock vested and $133,333 of the Promissory Note was forgiven. The forgiveness of the Promissory Note resulted in a fair value remeasurement of the Restricted Stock issuance.

At remeasurement the grant date fair value of the Restricted Stock was calculated using the Black-Scholes-Morton pricing model with the following assumptions: (i) a stock price of $43.90 per share, (ii) an exercise price $19.20 per share, (iii) an estimated risk-free interest rate of 4.2%, (iv) a weighted average estimated term of 5.5 years, (v) volatility of 50%, and (vi) dividend yield of 0%. These assumptions resulted in a total grant date fair value of approximately $872,200, or $31.40 per option.

Compensation expense of $184,500 and $13,600 was recognized for Restricted Stock awards during the years ended December 31, 2022, and 2021, respectively. The total unrecognized compensation cost related to Restricted Stock awards was $832,800 at December 31, 2022 and the weighted-average period over which this expense will be recognized is 1.3 years.

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GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Warrants

The Company has 62,324 and 45,550 warrants issued and outstanding, for the purchase of common stock, at December 31, 2022 and 2021, respectively. The Company recognized expense of approximately $971,000 and $0 related to amortization of warrant discounts for the years ended December 31, 2022, and 2021, respectively.

In October 2021, 7,175 outstanding warrants from the Company’s 2017 warrant issuance were exercised for the purchase of common stock at a price of $6.69 per share. Payment in the amount of $48,001 was received in exchange for the shares. This conversion is presented as an increase to "Common Stock” as of December 31, 2021.

In January 2022, in conjunction with the Series B-2 Preferred stock issuance, the Company issued warrants to purchase 30,000 shares of the Company’s common stock at an exercise price of $19.20 per share. The warrants were exercisable immediately at $19.20 with a contractual term of fifteen years. The fair value of the warrants were calculated using the Black-Scholes-Morton pricing model with the following assumptions: (i) a stock price of $19.20 per share, (ii) an exercise price $19.20 per share, (iii) an estimated risk-free interest rate of 1.93%, (iv) an estimated term of 15 years, (v) volatility of 55%, and (vi) dividend yield of 0%. These assumptions resulted in a total grant date fair value of approximately $433,705, or $14.46 per warrant.

In April 2022, the Company issued warrants to purchase 21,000 shares of the Company’s common stock at an exercise price of $19.20 per share. The warrants were exercisable immediately at $19.20 with a contractual term of fifteen years. The fair value of the warrants was calculated using the Black-Scholes-Morton pricing model with the following assumptions: (i) a stock price of $30.82 per share, (ii) an exercise price $19.20 per share, (iii) an estimated risk-free interest rate of 1.93%, (iv) an estimated term of 15 years, (v) volatility of 55%, and (vi) dividend yield of 0%. These assumptions resulted in a total grant date fair value of approximately $537,298, or $25.59 per warrant.

In February 2022, 30,300 outstanding warrants from the Company’s warrants were exercised for the purchase of common stock at a price of $2.71 per share as a noncash exercise. This conversion is presented as an increase to "Common Stock” as of December 31, 2022.

NOTE 11:	INCOME TAXES

The Company has incurred net operating losses since inception. Due to the Company’s history of losses, there is not enough evidence at this time to support the conclusion that it will generate future income of a sufficient amount and nature to utilize the benefits of the Company’s net deferred tax assets. Accordingly, the Company fully reduced its net deferred tax assets by a valuation allowance, since it has been determined that it is more likely than not that all of the deferred tax assets will not be realized.

On December 22, 2017, the United States enacted new tax reform legislation which reduced the corporate tax rate to 21% effective for the tax year beginning January 1, 2018. Under Accounting Standards Codification 740, the effects of new tax legislation are recognized in the period which includes the enactment date. As a result, the deferred tax assets and liabilities existing on the enactment date must be revalued to reflect the rate at which these deferred balances will reverse. The corresponding adjustment would generally affect the income tax expense (benefit) shown on the Consolidated Statements of Operations. However, since the Company has a full valuation allowance applied against its deferred tax asset, there is no impact to the income tax expense for the year ended December 31, 2022.

For tax years beginning on or after January 1, 2022, the Tax Act eliminates the option to currently deduct research and development expenses and requires taxpayers to capitalize and amortize them over five years for research activities performed in the United States and 15 years for research activities performed outside the United States pursuant to Section 174 of the Code. For the year ended December 31, 2022, the Company has capitalized $4.67 million of research and development expenses. This has resulted in an increase in the DTA associated with capitalized research and development expense by $1.08 million as of December 31, 2022.

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GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the Company’s deferred income tax assets and liabilities as of December 31, 2022, and 2021, are as follows:

	2022	2021
Deferred income tax assets and liabilities:
Net operating loss carryforwards	$7,465,000	$6,951,000
Capitalized research and development expense	1,076,000	-
Share-based compensation	613,000	154,000
Research and development credit carryforward	439,000	256,000
Depreciation and amortization	38,000	38,000
Accrued expenses	28,000	98,000
Valuation allowance	(9,659,000)	(7,497,000)
	$-	$-

The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such asset. The valuation allowance increased by approximately $2,162,000 and $859,000, respectively, during the years ended December 31, 2022, and 2021.

As of December 31, 2022, the Company has federal and state net operating loss carryforwards of approximately $29,683,000 available to offset future federal and state taxable income, which begin to expire in 2033 and 2028. In general, a corporation’s ability to utilize its NOL and research and development credit carryforwards may be substantially limited due to the ownership change limitations as required by Section 382 and 383 of the Internal Revenue Code of 1986, as amended (Code), as well as similar state provisions. The federal and state Section 382 and 383 limitations may limit the use of a portion of the Company’s domestic NOL and tax credit carryforwards. Further, a portion of the carryforwards may expire before being applied to reduce future income tax liabilities.

Income taxes computed at the statutory federal income tax rate are reconciled to the provision for income tax expense for 2022 and 2021 as follows:

	2022		2021
	Amount	% of Pre-Tax Earnings	Amount	% of Pre-Tax Earnings
Income tax expense (benefit) at statutory rate	$(1,128,000)	(21.0)%	$(829,000)	(21.0)%
State taxes (net of federal benefit)	(246,000)	(4.6)%	(184,000)	(4.7)%
Non-taxable income	(174,000)	(3.2)%	(174,000)	(4.4)
Non-deductible expenses	177,000	3.3%	447,000	11.3%
True-up adjustment for deferred items	(791,000)	(14.7)%	(119,000)	(3.0)%
Change in valuation allowance	2,162,000	40.3%	859,000	21.8%
Provision for income tax expense	$-	0.0%	$-	0.0%

The Company recognizes interest and penalties related to uncertain tax positions in the provision for income taxes. As of December 31, 2022, and 2021, the Company had no accrual related to uncertain tax positions.

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GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 12:	RELATED PARTY TRANSACTIONS

Moma Walnut, LLC

In June 2019, the Company extended a fully collateralized loan to Moma Walnut, LLC, an entity that is owned and operated by a director of the Company. The loan has a principal amount of $400,000, bears interest at a stated rate of 5% per annum, and was initially due within 30 days. Terms were subsequently modified in August 2019 to increase the interest rate to 13% per annum and extend the maturity date to August 11, 2020. In September 2020, the terms were again amended to retroactively change the interest rate to 10% per annum and to require monthly interest payments. As of December 31, 2022, and 2021, the related party loan receivable and accrued interest thereon are presented in the Consolidated Balance Sheets as a component of “Other current assets” in the amount of $285,300 and $318,000, respectively.

Employee Loan

In November 2020, an employee of the Company was extended a loan in the amount of $30,000, bearing interest at a rate of 1% per annum. The loan matured on October 31, 2021, and the related party loan receivable and accrued interest balance was repaid in full by the employee as of December 31, 2021.

NOTE 13:	COMMITMENTS AND CONTINGENCIES

The Company has a noncancelable operating lease agreement for office space. The lease contains a renewal option within 67 months of the commencement date of September 2018. Additionally, the company amended the lease to acquire approximately 4,000 sq ft of new office space within the current building. Rent expense for operating leases, which has escalating rents over the term of the lease, is recorded on a straight-line basis over the minimum lease terms. Rent expense under the operating lease was approximately $442,200 and $411,000 as a component of “General and administrative” in the Consolidated Statements of Operations for the years ended December 31, 2022, and 2021, respectively.

As of December 31, 2022, the approximate amounts of the annual future minimum lease payments under noncancelable operating leases obligations are as follows:

Balance
Years ending December 31,
2023	$445,679
2024	151,754
2025	-
2026	-
$597,433

The Company is subject to legal proceedings which arise in the ordinary course of business.  In the opinion of the Company, the resolution of these matters will not have a material adverse impact on the Company’s consolidated financial position or results of operations.

NOTE 14:	SUBSEQUENT EVENTS

Subsequent events were evaluated through March 6, 2023, the date the Consolidated Financial Statements were available to be issued. Based on this evaluation, it was determined that subsequent events have occurred that require disclosure in the consolidated financial statements.

In February 2023, the Company commenced an offering of Common Stock to existing shareholders via the Groundfloor platform. Pursuant to this offering, from February 15, 2023, through the issuance date of these consolidated financial statements, the Company has received gross proceeds of $532,946 in exchange for the issuance of 12,140 shares of the Company’s Common Stock.

F-34

PART III — EXHIBITS

Exhibit Index

Exhibit Number	Exhibit Description (hyperlink)	Filed Herewith	Form	File No	Exhibit	Filing Date
1.1	Agreement dated February 14, 2020, by and between Groundfloor Finance Inc. and SI Securities, LLC		1-A	024-11188	1.1	April 3, 2020

2.1	Form of Groundfloor Finance Inc. Third Amended and Restated Articles of Incorporation		1-A/A	024-11188	2.1	June 8, 2020

2.2	Groundfloor Finance Inc. Bylaws		1-A/A	024-10440	2.2	July 1, 2015

3.1	Amended and Restated Investors’ Rights Agreement		1-A/A	024-10496	3.1	November 25, 2015

3.2	Form of Preferred Stock Voting Agreement		1-A/A	024-10758	3.2	February 7, 2018

3.3	Common Stock Voting Agreement		1-A/A	024-10758	3.3	February 7, 2018

3.4	Common Stock Subscription Agreement		1-A/A	024-10758	3.4	February 7, 2018

4.1	Form of Series B Stock Subscription Agreement		1-A/A	024-11188	4.1	June 8, 2020

4.2	Form of Series B Stock Investors’ Rights Agreement		1-A/A	024-11188	4.2	June 8, 2020

6.1	Executive Employment Agreement with Brian Dally dated November 19, 2014		1-A/A	024-10440	6.1	July 1, 2015

6.2	Executive Employment Agreement with Nikhil Bhargava dated November 19, 2014		1-A/A	024-10440	6.2	July 1, 2015

6.3	2013 Stock Option Plan		1-A/A	024-10440	6.6	July 1, 2015

6.4	Option Award Agreement for Michael Olander Jr.		1-A/A	024-10440	6.8	July 1, 2015

6.5	Option Award Agreement for Richard Tuley		1-A	024-10488	6.11	October 7, 2015

6.6	Option Award Agreement for Bruce Boehm		1-A	024-10488	6.12	October 7, 2015

6.7	Series Seed Preferred Stock Purchase Agreement		1-A/A	024-10440	3.1	July 1, 2015

6.8	Series A Preferred Stock Purchase Agreement		1-A/A	024-10496	6.18	November 25, 2015

6.9	Right of First Refusal and Co-Sale Agreement		1-A/A	024-10496	6.19	November 25, 2015

6.10	Promissory Note and Security Agreement, as amended		1-A POS	024-10496	6.10	October 18, 2017

6.11	Loan Purchase Agreement with Harvest Residential Loan Acquisition, LLC		1-A POS	024-10758	6.11	February 7, 2018

6.12	Servicing Agreement with Harvest Residential Loan Acquisition, LLC		1-A POS	024-10758	6.12	February 7, 2018

6.13	Amended and Restated Credit Agreement, dated April 4, 2018 by and among Groundfloor Holdings GA, LLC and ACM Alamosa DA LLC		1-A/A	024-11188	6.13	June 15, 2020

8.1	Escrow Agreement by and among Groundfloor Finance Inc., SI Securities, LLC, and The Bryn Mawr Trust Company of Delaware		1-A/A	024-11188	8.1	June 8, 2020

10.1	Power of attorney		1-A/A	024-11188	10.1	June 15, 2020

11.1	Consent of Cherry Bekaert LLP		1-A	024-11188	11.1	March 10, 2023

11.2	Consent of Robbins Ross Alloy Belinfante Littlefield LLC (included as part of Exhibit 12.1)	X

12.1	Opinion of Robbins Ross Alloy Belinfante Littlefield LLC	X

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 26, 2023.

GROUNDFLOOR FINANCE INC.

By:	/s/ Nick Bhargava
Name:	Nick Bhargava
Title:	Executive Vice President, Secretary and Acting Chief Financial Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President, Chief Executive Officer and Director (Principal Executive Officer)	May 26, 2023
Brian Dally

/s/ Nick Bhargava	Executive Vice President, Secretary, Acting Chief Financial Officer and Director (Principal Financial and Accounting Officer)	May 26, 2023
Nick Bhargava

*	Director	May 26, 2023
Sergei Kouzmine

*	Director	May 26, 2023
Bruce Boehm

*	Director	May 26, 2023
Michael Olander Jr.

*	Director	May 26, 2023
Richard Tuley Jr.

*By:	/s/ Nick Bhargava
Nick Bhargava
Attorney-in-fact